As Filed With the Securities and Exchange Commission on  February    , 2002

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.   20549

--------------------------------------------------------------------------------
                                FORM SB - 2
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERACTIVE MEDICINE, INC.
                       (Name of Small Business Issuer)

           Pennsylvania                                   23-2801874
     (State of Incorporation)            (SIC)         (Employer I.D.#)


                                2567 Avila Lane
                            Naples, Florida   34105

                                (941) 213-0456
                          (941) 213-0452 (Fax Number)

  (Address and telephone number of principal executive offices and principal place of business)

                               Stephen A. Rogers
                                2567 Avila Lane
                            Naples, Florida   34105
                                (941) 213-0456

          (Name, Address and telephone number of agent for service) Approximate date of commencement or proposed sale to the public:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective
Registration Statement for the same offering.   [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earliest effective Registration Statement
for the same offering.  [     ]

If this Form is a Post-Effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement
for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [    ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,
check the following box:   [    ]

                       CALCULATION OF REGISTRATION FEE

                                                               Proposed
Title of each class                       Proposed             maximum
Of securities to be  Amount to be     maximum offering    aggregate offering  Registration
    Registered        registered     price per share (2)        Price              fee
-------------------  --------------  -------------------  ------------------  ------------
   Common Stock      790,604 shares        $ .88               $ 695,732        $ 210.83
  (No par value
  Per share) (1)


1. Shares of common stock of the registrant being distributed to shareholders of Modern Technology Corp.
2. Based upon the book value of the stock of solely for purposes of calculating the registration fee pursuant to Rule 457.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                            PRELIMINARY PROSPECTUS
                             Subject to Completion

                      INTERACTIVE MEDICINE, INC. ("IMI")

                                 PROSPECTUS

                        790,604 Shares of Common Stock

The shares of IMI will be issued as a dividend distribution to the shareholders of Modern Technology Corp. ("Modern") of record as of January 31, 2002 on the basis of one share of IMI common stock for each 25.5 shares of Modern common stock.

Modern shareholders are not required to take any action to receive their shares
of IMI common stock.   No consideration need be paid for the shares of IMI.
See, however, "Federal Income Tax Consequences of the Distribution".

This is our initial public offering and no public market currently exists for
our shares.   We cannot guarantee that any market will develop for our shares.
We will apply for listing on the over-the-counter Bulletin Board under the symbol. "IMIC".

The IMI shares involve a high degree of risk.   You should carefully consider
the information appearing under the caption "Risk Factors", on page      .

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS FEBRUARY         , 2002



                          INTERACTIVE MEDICINE, INC.
                                   (IMI)
                                PROSPECTUS

                             TABLE OF CONTENTS

Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Information Concerning Modern
  And Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .
Federal Income Tax Consequences
   Of the Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .
Management's Discussion of
    Plan of Operation
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Related Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . .
Principal Shareholders of Common Stock  . . . . . . . . . . . . . . . . .
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Disclosure of Company Position on
     Indemnification for Securities
     Act Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .


You should rely only on the information contained in this prospectus. We have not authorized any other person(s) to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS MATERIAL INFORMATION REGARDING OUR COMPANY AND THE OFFERING CONTAINED IN THIS PROSPECTUS. HOWEVER, THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION.










	  Organization and Business of Interactive Medicine, Inc. (IMI)

IMI was incorporated in the State of Pennsylvania on December 29, 1994. Interactive Medicine, Inc. was founded to develop products and provide services for the emerging telemedicine market. Since its inception, the Company has raised more than $2.0 million from a small group of private investors. The funds were used to develop proprietary telemedicine software; build out its infrastructure; and, operations. IMI's alliances and key current telemedicine relationships include Verizon; Crozer-Keystone Health System; and Johns Hopkins University Medical Center along with many other clients. IMI's proprietary software and turnkey telemedicine system (Paradigm), much like its Internet solutions, were created to provide physicians and other healthcare providers with greater collaboration opportunities, educational opportunities and connectivity for clinical information. With more than 50 installations of its telemedicine systems nationwide, IMI believes it is positioned to capitalize on its telemedicine expertise to establish e-connectivity and Internet tools to enhance healthcare provider education, collaboration and commerce among physicians and other healthcare providers.

Interactive Medicine, Inc. ("IMI") is an organization using Internet solutions for the healthcare industry. The Company expects to expand operations to launch a portfolio of vertically integrated web-based facilities that will deliver information, commerce and communication services to targeted medical specialty practices and other health related communities. IMI believes that there is a strong market demand for this service that is not being met. With its technology, consisting of a set of Internet - based connectivity tools and solutions, IMI believes it has the opportunity to become a medical specialty network used by physicians and other caregivers.

     Agreement with Modern Technology Corp.

On March 19, 2001, IMI and Modern entered into an agreement whereby Modern purchased 790,604 shares of IMI representing 5% of the outstanding shares, for an investment of $100,000. The agreement provided that a portion of the invested funds would be used to defray the costs of registering these shares and distributing them to shareholders of Modern.

     Modern Technology Corp. is engaged in financial consulting activities since 1983. This is the third distribution of shares by Modern to its shareholders since 1983. Modern considers distribution of shares on a case by case basis. Management of Modern has not yet determined if these distributions of shares will become a regular business practice. There was no prior affiliation between IMI and Modern or their respective officers and directors and there will be no affiliation between IMI and Modern after the distribution of Modern's shares other than Arthur Seidenfeld's in Modern and IMI. The effective per share paid by Modern is $.13 (assuming an investment of $100,000). Based upon this $100,000 paid to date the effective per share paid by Modern to date is $.13. Arthur Seidenfeld has a 47.9% ownership interest in Modern and will have a 2.4% ownership interest in IMI.



     Lack of Trading Market

     Prior to the date of this document, there has not been any established
trading market for IMI's common stock.    Application will be made to list the
shares of IMI common stock on the OTCBB under the symbol "IMIC".   IMI cannot
predict the likelihood of the application being accepted.   If the application
is accepted IMI cannot predict the extent to which investor interest in the Company will lead to the development of an active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

     Public Ownership of IMI.

     IMI's management and Board of Directors decided that public ownership is consistent with, and would best support, IMI's strategic business development plan. To this end, IMI entered into an agreement with Modern that provided for Modern to receive shares for its investment and the ability to distribute them to its shareholders.

THE OFFERING

     We are registering for distribution by Modern to its security holders
790,604 shares of our common stock.   Distribution will be made on the basis of
1 share of IMI for each 25.5 shares of Modern owned by shareholders on January 31, 2002. This will amount to 790,196 and the extra 408 shares will be used to round up fractional interests or sold.


     Because of Modern's role in the distribution there is a possibility that it may be deemed to be a "statutory underwriter within the meaning of Section 2(11) of the Securities Act. Modern has advised us that it will comply the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its shareholders. Further, Modern has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales of Modern in the market if a market develops. However, Modern will not own any shares of our Company after the distribution and has no plans for future sales or purchases. Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits bid or purchases to stabilize the price of a security in the distribution.

     TAX CONSEQUENCES OF THE DISTRIBUTION

     Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 301 of the Internal Revenue Code provided that Modern has current or accumulated earnings and profits. The fair market value of IMI's shares will be established by traditional valuation tech-niques. As of January 31, 2001, the taxable dividend value of each of the IMI shares to be distributed to Modern shareholders was $-0-. This was arrived by taking IMI's shareholders equity
$ zero as of September 30, 2001 and dividing that amount by the number of outstanding IMI shares on that date.

     The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

     LOCATION

     Our offices are located at 2567 Avila Lane, Naples, Florida 34105.  Our
telephone number is (941) 213-0456.   Our Internet web site is located at:
www.intemed.com


                                  RISK FACTORS

     The Company and its products and services are in the development stage, and limited revenues have been generated from sales. To achieve profitable operations, the Company must successfully develop its technology and related products and services and introduce them to the market, either alone, or with others. No assurances can be given that the Company will be able to successfully develop and/or market products or services.

     We have no track record in the Internet/web space that we are entering as this represents a newly initiated strategic direction for the Company.

     IMI Has Never Produced a Profit From Operations. IMI has incurred operating losses of $2,975,653 from December 1994 the inception of IMI through September 30, 2001.

     Regulatory Matters     We are an educational/learning site for physicians
and ancillary providers. In addition we will provide physicians and other healthcare providers tools that will provide caregivers the opportunity to generate practice revenue enhancements. To our knowledge there are at present no regulatory issue.

     Competition     In marketing its products, the Company will encounter
strong competition from existing companies providing health information and e-business services to physicians, some of which have financial resources substantially greater than the resources available to the Company. The Company will be confronted with risks associated with the marketing of its products and services, including factors dealing with competitive pricing, and the creation and retention of demand for such products and services. The Company cannot predict at this time whether or not its products or services will be marketed successfully and profitably.

     IMI's Liquid Financial Position is Weak.     IMI lacks cash and needs
additional financing to produce its products. No way exists to determine the amount of time required to obtain such financing nor that it will be available on terms favorable to IMI. There is no assurance that financing will be successful.

     No Market Exists for IMI's Common Stock.     There currently exists no
public trading market for our common stock, and there can be no assurance that a public trading market will develop or be sustained in the future. Without an active public trading market, there can be no assurances that one will be able to liquidate one's investment without considerable delay, if at all. If a market does develop, the price for IMI's securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

     In addition, it is likely that our common stock will be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks". Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise in connection with an investment in "penny stocks", to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

     IMI's Voting Rights Are Concentrated In Individuals.     After the
distribution, Modern will control approximately 5% of IMI's common stock voting rights. That situation may complicate certain transactions, such as mergers and acquisitions, changes in incumbent management, and other instances in which other stockholders consider such transactions in their best interests. Similarly, the inability, incapacity, or reluctance of Modern to take action in the best interests of the other stockholders could deprive them of an opportunity to sell their shares at a premium over the market price of the shares.

     IMI Success Depends Upon Key Personnel.     IMI success depends, in part,
on the continued service of key personnel, particularly Stephen A. Rogers, Chairman of the Board, President and Chief Executive Officer. His loss could deprive IMI of technical and business leadership at this critical time in the growth of the Company.

     We have a Limited Operating History on Which to Base An Investment
Decision.     Since our inception, we have been engaged primarily in
product development activities. We now have a revenue generating contract to reference. We have not yet generated any significant revenues from product sales or any other sources. As a result, we have no relevant operating history for you to evaluate our performance and prospects.

     We Are Still in The Development Stage and May Experience Difficulties in
Developing and Commercializing our Products and Services.     IMI faces all of
the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in establishing a new business strategy and developing and commercializing new products. IMI has limited experience in developing and commercializing software and Internet-based products. The Company does not know the potential performance and market acceptance of the products that it may introduce. It is possible that we will have unanticipated expenses, problems or technical difficulties that could cause material delays in product commercialization.


     The Company Expects To Continue To Incur Significant Expenses and Have
Operating Losses for the Foreseeable Future.     We have incurred net losses and
negative cash flow from operations since inception, and as of September 30, 2001 had an accumulated deficit of approximately $2,975,000. We intend to continue to invest heavily in the areas of product development, network operations, sales and marketing, customer support and administration. As a result, we expect to continue to incur substantial operating losses for the foreseeable future, and we may not achieve or sustain profitability.

For the foreseeable future, IMI expects to incur significant expenses for:

     - systems and content development;

     - marketing to potential subscriber physicians, medical groups, and sponsors;

     - developing additional infrastructure;

     - subscription subsidies and other promotional arrangements; and

     - operations.

     The Company's Planned Expenses will Require IMI to Generate Revenues to
Become Profitable.     We cannot be certain that we can achieve sufficient
revenues in relation to our expenses to ever become profitable. We will not generate any meaningful revenues until the strategic vertical network of physician and ancillary specialties gain market acceptance by physicians, other participants in the healthcare industry and sponsors. IMI cannot guarantee that physicians and other participants in the healthcare industry will accept this product, or even the Internet, as a replacement for traditional methods of communication and sources of information, healthcare and administrative services. IMI expects revenues to be generated primarily from sponsorship fees, user fees and e-commerce revenue sharing and advertising fees from third parties seeking to advertise their products and services. However, the Company's business model is still evolving and it is unable to predict the amount and timing of revenues. If profitability is achieved, the company cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future.

     Claims That May be Made Against IMI for Information Retrieved from the Internet Could Have Material Adverse Financial Effects on our Business.
Because materials may be downloaded and may be subsequently distributed to others, there is the potential that claims will be made against IMI for defamation, negligence, copyright or trademark infringement, invasion of privacy or other theories based on the nature and content of such materials. Similar claims have been brought, sometimes successfully, against Internet service providers in the past. In addition, IMI could be subject to liability with respect to content that may be accessible through our sites or third party web sites.

     IMI May Incur Malpractice Liability.     Although IMI has general liability
and is in the process of obtaining D&O insurance, the Company's insurance may not cover potential medical malpractice claims or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify IMI for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the business, results of operations and financial solutions.


                        FORWARD- LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. We identify forward-looking statements with the words "plan", "expect", "anticipate", "will", "should", and similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us that are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.




                                 DIVIDENDS

     IMI has not paid any dividends on its common stock and does not expect to pay dividends for the foreseeable future. The Company intends to reinvest any profits that may be earned. Any future payments of dividends, and the amount thereof will be dependent upon IMI's results of operations, financial condition, cash requirements, future prospects and other facts deemed relevant by the Board of Directors.




                        INFORMATION CONCERNING MODERN

     Modern Technology, Inc., a Nevada corporation, is a company that is publicly owned (but not traded). It is engaged in financial consulting activities and through a subsidiary, an internet business to business marketplace which is in the development stage and has yet to generate any revenues to date. Modern has over 600 shareholders with 20,150,000 outstanding common shares.

     For the year ended June 30, 2001, Modern had total assets of $759,174 and
shareholder's equity of $749,810.   For the year ended June 30, 2001, total
revenues amounted to $101,200 with a net loss of $27,996. For the six months ended December 31, 2001, Modern had total assets of $1,059,228 with shareholder's equity of $818,837. For the six months ended December 31, 2001, Modern's revenues were $531,627 with net income of $247,891.

     On March 19, 2001, Modern and IMI entered into an agreement whereby Modern invested $100,000 in the Common Stock of Interactive Medicine, Inc. and received
790,604 shares equal to 5% of the outstanding shares. IMI agreed to use a portion (approximately $45,000) to defray expenses of registering the shares issued to Modern to allow distribution on a pro rata basis to Modern shareholders.

     This is the third distribution of shares by Modern to its shareholders since 1983. Modern considers distribution of shares on a case by case basis. Management of Modern has not yet determined if these distributions of shares will become a regular business practice.

                              PLAN OF DISTRIBUTION

     Modern will distribute the 790,604 of the IMI shares it owns to its
shareholders as a dividend as of a record date January   , 2002 on the basis of
one IMI share for each 25.5 Modern common shares.


     Modern shareholders of record will initially have their ownership of IMI common stock registered only in book-entry form in which no certificates are issued. On the distribution date, each Modern shareholder, as of the close of business on the record date, will be credited through book-entry in the records of the transfer agent with the number of shares of IMI common stock distributed to each shareholder. Each Modern shareholder will receive an account statement indicating the number of shares of IMI common stock that the shareholders own. Modern shareholders that hold their stock in street name will have their IMI common stock credited to their brokerage accounts. Following the distribution date, any Modern shareholder may obtain, at any time without charge, a certificate to represent his/her IMI stock. The record date for the
distribution is the close of business on January    , 2002.

     Modern shareholders will not be required to pay any cash or other consideration to receive IMI common stock in the distribution. No fractional shares will be issued. There are 408 shares available to round up to the nearest whole number. Any remaining shares will be held by Modern or sold if a market develops.

     Shares of IMI common stock distributed to Modern shareholders will be freely transferable, except for shares of IMI common stock received by persons who may be deemed to be affilates of IMI under the Securities Act of 1933, as amended. Persons who are affiliates of IMI following the Distribution will be permitted to sell their shares of IMI common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4 (1) of the Securities Act or Rule 144 issued under the Securities Act.

     We believe that if IMI's stock is traded in the public markets it will be easier for us to raise capital to fund operations with shareholder and board approval, IMI entered into this agreement with Modern to have IMI stock distributed as a dividend to Modern.

     The management of Modern considers the distribution of the 790,604 IMI shares to its shareholders as a way to enhance shareholder value and as a means to maximize the long-term financial return to its shareholders. Modern believes that the distribution of IMI shares and the resulting creation of a publicly-held corporation may increase the value of the IMI shares and it may offer the stockholders of Modern greater liquidity than if all 790,604 shares purchased by Modern were retained by it. In addition, the Distribution will result in IMI becoming a publicly-traded company. Assuming IMI shares are publicly traded, equity securities could be used in its compensation programs and to facilitate potential acquisitions and alliances. The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the IMI common stock and the ability of IMI management to successfully take advantage of growth, acquisition and alliance opportunities. Many of these factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors".

     Because of Modern's role in the Distribution, there is a possibility that it may be deemed to be a statutory "underwriter" within the meaning of Section 2
(11) of the Securities Act. Modern has advised us that it will comply with the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its stockholders. Further, Modern has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Act of 1934.
These rules may apply to sales by Modern in the market, following the creation of a public market, if such a market over develops.

     With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participated in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following discussion is a general summary of current Federal Income tax consequences of the Distribution as presently interpreted. A shareholder's particular tax consequences may vary depending on his/her individual circumstances. Each person is urged to consult his/her own tax advisor as to the particular tax consequences relevant to the Distribution, including, without limitation, the applicability and effect of any state, local or foreign tax laws and the possible effects of changes of applicable tax laws.

     The Internal Revenue Service will not give an advance ruling as to the valuation of the IMI common stock to be distributed as a dividend by Modern to its shareholders. The IRS is not bound by any determination made by Modern as to the fair market value of the property distributed to the Modern shareholders.

     The distribution of IMI's common stock to Modern shareholders as a dividend is a taxable event. Section 301 of the Internal Revenue Code of 1986 provides that the taxable amount of the dividend shall be the fair market value of the property distributed. Section 316 of the Code provides generally that a corporate distribution will be treated as a dividend to the extent the distribution is paid out of earnings and profits accumulated since 1983, or out of earnings and profits for the year of the distribution. Management believes Modern has accumulated (year ended June 30, 2001) earnings and profits in the corporation as of June 30, 2001. The year of the distribution will be fiscal 2002 (year ended June 30, 2002). Thus, the distribution will be taxable as an ordinary dividend only to the extent that there are earnings and profits for the year 2002.

     If Modern has no earnings and profits for the year 2002, then the distribution will be treated as a dividend of Modern to the extent of the fair market value of the property distributed, to the extent of accumulated earnings and profits. If the fair market value of the distribution is greater than the accumulated earnings and profits of Modern, the excess will be treated as a liquidating distribution. Generally a liquidating distribution is treated as a return of the shareholder's basis, reducing his or her tax basis in the investment. To the extent the distribution exceeds the tax basis of the investment, the excess will be treated as a gain from the sale of the investment. If Modern has earnings and profits for the year 2002, but not enough earnings and profits to cover the value of the property distributed, then the distribution will be taxed as an ordinary income dividend to the extent of the earnings and profits through 2002 and any remainder will be treated as a liquidating dividend. If Modern has accumulated earnings and profits through the date of distribution that their exceed the value of the distribution then the entire distribution will be considered a taxable dividend to the shareholders.

     Corporate holders of Modern shares (other than S Corporation) may be entitled to the dividends-received deduction, which would generally allow such shareholders a deduction, subject to certain limitations, from their gross income of either 70% or 80% of the amount of the dividend depending on their ownership percentage in Modern. The holding period for the Modern shareholders for the IMI common stock received in the Distribution will commence on the date of the Distribution.


     Computation of Fair Market Value. For income tax purposes, Fair Market Value is the price at which a willing buyer and a willing seller would agree to exchange property, neither being under a compulsion to buy or sell. Fair market value must be determined on the date (or as close to as possible) of the distribution. Since there is no trading market for IMI shares, fair market value will be calculated at the appropriate time using other valuation techniques. We are going to use the net book value of IMI on the date of distribution, since there is currently no trading market for IMI's shares. As of September 30, 2001 the taxable dividend value of each of the IMI shares to be distributed to Modern shareholders would be $-0-. This is arrived at by dividing IMI's shareholders equity on September 30, 2001, zero by the number of IMI shares outstanding on September 30, 2001: 15,040,004.

     The recipients of the distribution are not paying for the shares received and are therefore not making a decision about investing in the shares. The tax consequences of the distribution do not change the fact that shareholders of Modern will receive the shares without any direct payment for them. The information about the amount of the taxable dividend per share will be delivered to each shareholder in the ordinary course of business after the computation of earnings and profits for Modern for its fiscal year 2002. Modern's fiscal year 2002 is the year ended June 30, 2002, the period for which the most recent financial data about Modern will be available.

               MANAGEMENT'S DISCUSSION AND PLAN OF OPERATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net sales during the nine-month period ended September 30, 2001 was $238,481 representing an increase of $146,350, or 159%, from $92,131 during the year ended December 31, 2000. This increase occurred because of increased sales of the company's proprietary telemedicine software product, Paradigm, to existing client, Prison Health Services, Inc. (PHS); in addition to receiving revenue for the development of the "demo" web-based initiative for ARAMARK Healthcare Services. This increase in sales resulted in a Gross Profit of $193,320 for the nine month period ended September 30, 2001 versus $64,715 for the year ended December 31, 2000; or an increase of 199%.

General and Administrative Expenses in the aggregate during the nine months ended September 30, 2001 was $354,159 representing a 65% decrease from $1,014,851 incurred during the twelve months ended December 31, 2000. This decrease was primarily due to the accrual and deferral of professional fees; stock based professional fees; salaries, benefits and related taxes; and,
travel.   In addition, this decrease is attributable to the fact that the comparison is based on a nine-month current period versus the calendar year of 2000.

Compensation, consulting expenses and related benefits during the nine months ended September 30, 2001 were $301,092 representing a decrease of $183,641, or 38%, from $484,733 during the year ended December 31, 2000. The decrease in compensation is due primarily to the deferred and accrued fees for Stephen A. Rogers, the company's President, CEO and Chairman. Mr. Rogers' status as a consultant to the company will transition to a Full Time Employee (FTE) at the time that the company has sufficient infrastructure and financial support to warrant this change.

Stock Based Professional Fees during the nine-month period ended September 30, 2001 were $3,281 a decrease of $365,291, or 99%, from the year ended December 31, 2000. This decrease was the result of payment to KSR Associates in company stock in lieu of cash compensation. The company also issued stock to Dr. Mark Cooper at a reduced price as a reward to Dr. Cooper for his continuing efforts to support the company's vision and operations.

Interest Expense during the nine-month period ended September 30, 2001 was $5 representing a decrease of $41,470, or 100%, from the year ended December 31, 2000. This decrease was due to the company issuing convertible notes in 1999 that were converted to convertible preferred stock in 2000.

Accrued Dividends on Preferred Stock during the nine months ended September 30, 2001 is $48,606 representing an increase of $29,242, or 151%, from $19,364 during the year ended December 31, 2000. This increase is due to the fact that the company had a short period in 2000 that the Preferred Stock was outstanding and now has nine months of Preferred Dividends accrued.


BALANCE SHEET DATA

The company has financed operations since its inception by the issuance of equity securities with aggregate net proceeds of approximately $2,538,555. Our combined cash and cash equivalents total $62,243 at the end of the nine month period concluded on September 30, 2001 compared to $18,232 for the period ended December 31, 2000 an increase of $44,011, or 241%. Total assets on September 30, 2001 were $91,371 representing an increase of $51,465, or 129%. This increase occurred because of the combined effects of Modern Technology Corp.'s infusion of working capital and the development fees that the company collected through its contract with ARAMARK Healthcare Services. The cash and cash equivalents balances increased by $44,011 partially as a result of the issuance of additional stock for $100,000. We do not expect to generate a positive cash flow for at least the next fifteen (15) months due to the expected spending for personnel; software enhancements; fixed costs; commercializing our initial medical sites; and, building out the company's infrastructure. Our property and equipment net totaled $11,654 at September 30, 2001 and $17,435 at December 31, 2000. This decrease is the result of depreciation expense of $5,970 for the nine months ended September 30, 2001.

Accrued consulting fees during the nine month period ended September 30, 2001 is $349,118 representing an increase of $106,027, or 44%, from $243,091 during the year ended December 31, 2000. This increase was the result of the ongoing accrual of compensation for Stephen A. Rogers, the company's President, CEO and Chairman.


LIQUIDITY AND CAPITAL RESOURCES

We are currently a development, or early-stage, company and our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt and/or equity financing. Although the telemedicine software sales provides very modest revenues, the current web-based initiative has yet to generate an internal cash flow, and until the sponsorships of our product begins, we are totally dependent upon debt and equity funding from existing shareholders and outside investors. In the event that we are unable to obtain such financing on terms and conditions acceptable to us, we may have to cease or severely curtail our operations. This would materially impact our ability to continue as a going concern.

We have financed our current operations and activities through private placement transactions. Net cash used for operating and development expenses for the nine-month period ending September 30, 2001 was $55,800. We estimate $3 million in cash will be needed in the calendar years of 2002 and 2003 to finance operations.

We have also financed our operations with loans from unaffiliated third parties. During June, 1999 we executed Promissory Notes with certain individuals to evidence a loan to the company together with interest of 12% per annum on the unpaid balance. The note provided that on its maturity the company could determine the repayment option either in cash, plus accrued interest, or in Series A Preferred Stock. The company elected to repay these loans by issuing Series A Preferred Stock to the note holders.

During calendar year 2001 we were able to generate revenues of $157,000 through a development stage contract with ARAMARK Healthcare Services (NYSE: ARA) and raised no capital through either a Regulation S or Regulation D transaction. We do not expect to generate a positive internal cash flow for at least the next fifteen (15) months due to the expected cost for commercializing our initial product; hiring personnel; and, making future software enhancements to our portfolio of products. Accordingly, we will raise required funds by either equity or debt financing, including the possibility of entering into transactions to privately place equity, either common or preferred stock, or debt securities, or combinations of both; or, by placing equity into the public market through an underwritten secondary offering. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result, and future investors may be granted rights superior to those existing stockholders.

During the nine months ended September 30, 2001 there were no changes in our existing debt agreements and we had no outstanding bank loans. Our annual fixed commitments including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments are approximately $1million as of the date of this report and are likely to increase as additional agreements are entered into and additional personnel are retained. We will require additional funds for product development programs, operating expenses and marketing of programs. The foregoing projections are subject to many conditions most of which can be beyond our control. Our future capital requirements will depend on many factors including, but not limited to: the progress of our product development; the ability to identify and recruit educational faculty; the cost of filing, defending and enforcing any copyright and intellectual property rights; competing technologies and market developments; changes in our existing collaborative, licensing and other relationships; and the terms of any new collaborative, licensing arrangements that we may establish; and the commercialization activities that we may pursue. We do not expect to generate a positive internal cash flow for at least fifteen (15) months due to expected increases in software enhancements, working capital. We plan to continue our policy of investing excess funds, if any, in a daily cash management account at First Republic Bank of Philadelphia.
                               BUSINESS

     Interactive Medicine, Inc. was founded in late 1994 to develop products and provide services for the emerging telemedicine market. Since its inception, the company has raised more than $2.0 million from a small group of private investors. The funds were used to develop proprietary telemedicine software; build out its infrastructure; and, operations. IMI's alliances and key current telemedicine relationships include Verizon; Crozer-Keystone Health System; and Johns Hopkins University Medical Center along with many other clients. IMI's proprietary software and turnkey telemedicine system (Paradigm), much like its Internet solutions, were created to provide physicians and other healthcare providers with greater collaboration opportunities, educational opportunities and connectivity for clinical information. With more than 50 installations of its telemedicine systems nationwide, IMI believes it is positioned to capitalize on its telemedicine expertise to establish e-connectivity and Internet tools to enhance healthcare provider education, collaboration and commerce among physicians and other healthcare providers.

     Interactive Medicine, Inc. (IMI) is an organization pioneering Internet solutions for the healthcare industry. The Company is expanding operations to launch a portfolio of vertically integrated web-based facilities that will deliver information, commerce and communication services to targeted medical specialty practices and other health related communities. IMI believes that there is a strong market demand for this service that is not being met. With its proprietary technology, consisting of a set of Internet - based connectivity tools and solutions, IMI believes it has the opportunity to become one of the premier medical specialty networks used by physicians and other caregivers.

     Using more than 25 medical specialist URL registered addresses and 20 consumer/patient-oriented URL registered addresses. IMI's physician and healthcare driven networks present a model with great upside potential and growth. The Company believes it has both the clinical and technical expertise to fully develop and execute its objective.

Background and Strategy

     The rapid growth of Internet and web-based services has predominantly focused on the individual consumer rather than business-to-business (or professional-to-professional) and other industry-interactivity opportunities. Within the healthcare industry, for example, consumers can now access an exhaustive inventory of health related information and services through consumer-oriented search engines and comprehensive medical-information websites. However, no parallel forums exist to fully exploit the web's potential to serve the day-to-day business and educational needs of physicians and other allied healthcare professionals.

     According to an October,1998 American Medical Association study, 20% of the approximately 650,000 physicians in the United States were routinely using the Internet. All of the physicians surveyed projected an increase in their use of the web; and, more recent reports indicate physician use of the Internet now exceeds 85%. However, most physicians limit their Internet use to e-mail and public websites that don't meet their professional needs.

     Through IMI's experience in the industry, the company believes there is a significant business opportunity to apply web-based technologies to design "communities" of clinicians and other support resources. These technologies will provide a wide range of information services, clinical interactivity, and commerce facilities to meet the full Internet needs of practitioners within a given medical specialty.

     These vertical communities will serve as the Internet portals for targeted audiences, giving users direct access to information and services through the Internet that can provide a functional and useful application in the real-world management of a clinician's practice. Communities also take advantage of the Internet's capacity to allow users around the world to connect with each other online, allowing practitioners to research, share information, teleconference, and make purchases from suppliers.

     IMI believes that providing healthcare information and decision-making guidance to peers presents a financially and professionally sound strategy for clinicians who, in today's managed care environment, are under immense pressure to control costs. Adoption of IMI's physician tools will offer a significant value proposition for physicians and other healthcare professionals to use the Internet for strategic advantage.

     As clinicians are drawn to these specialty-based facilities for their practical value, vendors operating in the healthcare industry will find the forum an exceptional opportunity to reach their target markets. Specialty sites will be deployed under IMI's umbrella Internet presence that will become a heavily trafficked meeting ground for medical professionals and therefore a highly valued advertising platform. Vendor sponsorship of community sites will be the major source of revenues.

Operations Overview

     Separate vertical communities will be designed for distinct medical specialties with the objective of serving as the principal source of web-based information and interactivity for users within that specialty. IMI has registered domain names for each specialty area (Cardiology-Channel.com, Opthamology-Channel.com, etc.). These sites will perform as the "home page" for given communities and become the specialist's portal to the Internet, custom-designed to meet the practical, clinical and business needs of that specialty. For example, the Urology community (at Urology-Channel.com) will be tailored to serve the needs of urologists-along with any researchers, educators, and suppliers involved in the specialty of urology.

Figure 1:  Scope of  Services

Feature                Overview

Clinical Trials        - Participate in clinical trials
Consultation           - Obtain consultations and 2nd opinions
                         from prominent experts in their field
Continuing Education   - Download Continuing Medical Education
                         (CME) programs.
Detailing              - Receive detailing online and on demand
e-Commerce             - Inter/Intranet Presence: create and post Web pages
                       - Post merchandise or an advertisement
                       - Make purchases from medical suppliers and other vendors
                       - Establish e-Commerce relationships with business
                         partners
News                   - Receive current news about their specialty, obtained
                         from media sources around the world
Research               - Access and download relevant publications, clinical
                         studies, trial data, etc.
                       - Research information on specific treatment modalities
                       - Quick links to other sites throughout the web that are
                         relevant to an individual specialty
                       - Employ a customized search engine for further internet
                         browsing
                       - Quick link to IMI's other specialty community websites
Share Information      - Create and post content or publish documents
Teleconference         - Participate in teleconferencing events specific to
                         interests
Telemedicine           - Receive telemedicine support

--------------------------------------------------------------------------------

                        Each vertical community will be led by a known, prominent practitioner within the specialty. The community leader will be supported by several expert associates. An example of the vertical structure is illustrated below.

Figure 2:    Typical Channel Organization

                             Urology Channel

                        (www.urology-channel.com)

                            Community Leader

                         (Prominent Urologist)
                       Community Key Associates
                         (5-7 opinion leaders)

Content                     Communications              Commerce
--------------------------  --------------------------  -------------------------------
-Articles and current news  -Inquiry and communication  -Continuing (medical) education
- Publications              -Inquiry and communication  -B2B, B2C eCommerce
- Trials and studies        -2nd opinion and referrals  -Products and vendor services
- Research                  -Links to relevant sites    -Advertising and sponsorships
                            -Telehealth, Telemedicine
                            -Teleconferencing
                            -Email, discussion groups

     IMI recognizes that practitioners in one field need access to expertise across the full range of medical specialties. A pediatrician, for example, will consult with a cardiologist to investigate a possible heart problem with a young patient. An orthopedic surgeon will research nutritional options for a patient with special needs. With this in mind, IMI will roll out vertical communities that span a full range of medical specialties. Operating under its umbrella web identity, IMI will become the single source of business-to-business/practitioner Internet services for healthcare professionals across both vertical and horizontal lines. IMI has registered a number of optional domain names for this purpose, including Healthcare-Channel.com, Medical-Channel.com, Doctor-Channel.com, Physician-Channel.com, and TeleMedicine-Channel.com.




MARKETING MODEL

     Segments

     The overarching segments considered by the IMI business concept are:

     Medical practices composed, primarily, of specialty and subspecialty physicians who gain fees and other revenues by providing services to patients based on referrals, producing content (e.g., CME), participating in clinical trials, and engaging in B2C e-Commerce. Marketing to this segment is performed by a Sales and Marketing organization reporting to the Medical Affairs Group managed by the Chief Medical Officer.

     Commercial partners, notably pharmaceutical companies, that gain focused advertising opportunities, the economies of Internet-based detailing, and stable access to physician panels for clinical trials. IMI's business premise is that it can deliver both the practice of medicine and medical practice value to
physicians.   Having established that as platform, it offers a similar value proposition to its commercial partners that can achieve operational economy by:

          - focusing advertising expenditures

          - substituting Internet delivery for personal delivery of detailing messages

          - ancillary revenue producing and other activities directed at generating financial results and positioning the Company in the New Economy.

     These segments individually achieve economic benefit with physicians receiving additional income and pharma's achieving both operational economics plus improvements in the flow of product to market. Commercial partnering is performed by a Business Development Group reporting to the Chief Marketing Officer.

Medical Practice

     A typical medical practice is composed of physicians, nurses including other allied health of professionals, office staff, and various persons or organizations providing specialized services, e.g., billing agencies, accountants, lawyers, etc.

     IMI is focused on the physician but provides services to nurses and other staff. This is an important point because it is the primary tenets of this company which was started by a physician in private practice: provide value to physicians practicing medicine and to the physician's medical practice.

Opinion Leaders: physicians with national and international reputations for excellence in medical practice and who represent the leadership of thought in advancing the practice of medicine within a specialty or subspecialty.




     Opinion leaders will be providing leadership positions where they can coordinate and guide initiatives and activities within the channel. This includes individual contributions of high value medical content, selection of other (sub)specialty content, generation and selection of continuing medical education topics, production of seminars and informal symposia, and creation of medical research organizations conducting clinical trials with pharmaceuticals, protocols, equipment, and specialized supplies.

     Specialists: consulting physicians with a local or even broader reputation amongst their peers and primary care physicians for excellence in the practice of medicine within their specialty or subspecialty.

          Specialists, depending on commitment possibilities, are junior to the opinion leaders only in the sense of cognitive distance and influence within the
(sub)specialty. They are the primary producers, contributors, and recipients of the products and content produced for each of the (sub)specialties. They participate in and influence the making of strategic and tactical decisions for the respective vertical subspecialty communities.

     Primary care physicians: credentialed physicians with primary care practices including family practice and internal medicine.

          Primary care physicians constitute a broad audience for specific products produced in each of the Health Channels, not the least of which is the identification of (sub)specialists with demonstrated expertise in suspected/identified illnesses or conditions. Primary care physicians constitute a large customer base for the alliance and affiliate partners as well as a referral base for (sub)specialists.

     Nurses and Allied health professionals: Licensed, registered and/or certified health professionals practicing their professions under the auspices of a physician, e.g., certified nurse/midwife, certified registered nurse anesthetist, etc.

          The Company will provide a convenient venue for the delivery of specific education, training, and other services to nurses and allied health professionals, e.g., physical therapists, nutritionists, dieticians, etc. Clearly, the healthcare staff influences the purchase of many equipment and supply items. Including them promotes the overall effectiveness of the practice and will engender a sense of pride and prestige due to their ability to participate in a meaningful way.

     Office Staff: Secretarial and billing staff who support the daily operations of the office.

          The second facet of the company's sites is improvement in the medical practice. In no place is this as important as with the office staff who needs the background, familiarity, training, and products necessary to keep the practice operating at peak efficiency. Company management envisions a broad range of courseware devoted to basic office practice concepts including medical terminology, billing practices, etc. Additionally, office staff is the decision-makers across a broad spectrum of basic supplies and products.




Commercial Partners

     There are really two "commercial partner" segments of interest: those that seek access to the membership (sponsors) and those that seek access to content produced by the membership (.coms).

     Sponsors: consist of pharmaceutical, medical equipment, specialized supply, and other producers of goods and services, including leisure time services. The Company envisions two categories, alliance and affiliate, differentiated only by their commitment.

     Alliance Partners: This category of sponsor makes an established commitment to the Company based on revenues, market opportunity, or other parameters. This commitment pays for a defined scope of services that includes preferred access to specific channels for specific purposes, e.g., first day detailing of new prescription pharmaceuticals. The sponsor may pay additional fees for services beyond the defined scope of services.

          The Company will establish a specific and focused business development/strategic partnering activity with the mission of developing alliance sponsorships with the pharma's: pharmaceutical, equipment, supply, and publishing companies. The total number of principal players is remarkably small and a scan of the S&P 500 will capture most of the most influential. Payment by these companies is a combination of subscription (access) fee plus scope of "rate card" services.

     Affiliate Sponsorships: This category of sponsor pays a minimal annual access fee and purchases other services, e.g., advertising, from a menu. Included in this category are e-Business partners providing, under contract, goods and services to the Company's customers (or its customers' customers).

		Similarly, The Company will establish affiliate partner relationships with the smaller players with an important story to tell but a business model that precludes large subscription fees expected of the Alliance Sponsors. The total number of these is potentially large with only modest participation by any one. The Company envisions a scope of "rate card" service offerings for this category of participant.

     Commercial Affiliates: These are the companies that use one or more of the company's sites as a channel of distribution. In exchange for providing access, The Company receives fees based on transaction revenue, audience size, or other contractual relationship.

          Typical of this category are the manufacturers and distributors engaging in B2B e-Commerce with clients, and for which the physician and IMI receive a transaction or revenue-based fee.

     Co-Brand Partners: Consists of the upper tier of the health-oriented Internet sites seeking access to content produced by physicians. This category of sponsor pays a fee for access to IMI's content. For example, the company may make certain of it's content available to other .com companies (such as the Women's Channel) to enhance their Internet offering.

          IMI believes that it has as one of its responsibilities the augmentation of public health and healthcare knowledge. However, it would be inadvisable to denigrate the image of the company's sites by participating in the broad milieu of consumer healthcare. To facilitate the distribution of information, IMI will select a small number of .com partners to which it will act as an identified and prestigious content provider.

Market Size

     Based on statistics produced by the American Medical Association and shown in Appendix 1, there are approximately 664,000 active physicians, approximately 451,000 of which are classified as specialists in the sense that they do not practice Internal Medicine, Family Practice, or "Other". They are categorized into 38 groups ranging from Aerospace Medicine to Urology Surgery.

     IMI is currently 16% of the way "there" (6 of 38) in terms establishing channel leadership. This illustrates the point that accomplishing channel leadership objectives is primarily an issue of working the problem. Clearly, however, more work is required. The Company believes that recruitment will become easier rather than harder as current and emerging channel leadership circulates word of success.

Market Position

     The market position of IMI's offering is, on one hand, a community and B2B positioning within each Channel and, on the other hand, a B2B positioning between sponsors and potentially patients. Channel tools enable a B2C position for physician members with respect to their clients.

     Although content will be generated within the site for the benefit of members and sponsors, sponsors will not generate content to attract members. Each site is a conduit for communication designed for physicians to communicate with each other and for sponsors to communicate to physicians.

     IMI will be much more than an Internet site. It will be a destination, a repository, multiple communication channels, and a set of tools.

Market Environment

     A survey published in a special supplement to the Washington Post (May 16, 2000) revealed a list of eight major Internet healthcare players (WebMD, AmericasDoctor, CBS HealthWatch, DrKoop, HealthAtoZ, HealthCentral, DiscoveryHealth, ThriveOnLine) felt to be major players in the consumer Internet Healthcare space. Internet World (May 15, 2000) identified, in addition to WebMD, MedCase, and OnHealth, a "cornucopia of niches" adding another twenty to the list. The largest player, EDS/Healtheon, is focused on the transaction processing portion of the business.






                                   MANAGEMENT

		The officers and directors of the Company are as follows:

Name				 Age   Position
-----------------------  ----  -------------------------------------
Stephen A. Rogers         53   Chairman of the Board,
                               President and Chief Executive Officer

Robert C. Sergott, MD     52   Chief Medical Officer

Roger Huggins, Esq.       48   Director

Kenneth Adelberg          49   Director

Linda K. Gunzburger, PhD  52   Director

Stephen A. Rogers, has been the Chairman, President & Chief Executive Officer of IMI since January 2000. He was formerly the Chairman and CEO of The Main Line Group of Companies, a prominent healthcare management and consulting firm based in Villanova, Pennsylvania. Prior to founding Main Line in 1990, Mr. Rogers held executive management positions with CIGNA Corporation and U.S. Healthcare. Mr. Rogers attended the University of Maryland, and the University of Baltimore School of Law.

Robert C. Sergott, M.D., is IMI's Chief Medical Officer. Dr. Sergott is the Co-Director and Attending Surgeon of the Neuro-Ophthalmology Institute of the Wills Eye Hospital in Philadelphia, PA. Dr. Sergott was named one of the "Best Doctors in America" and has authored more than 120 scientific papers, and lectured through the U.S., Europe, South America, and the Middle East. His work also spans the technology industry including having managed Siemens World Research Center for Ophthalmic Color Doppler Studies. Dr. Sergott completed his undergraduate and medical school training at Johns Hopkins University.

Roger Huggins, Esq. is a member of IMI's Board of Directors and the company's Corporate Secretary in addition to being a partner with the law firm of Gawthrop, Greenwood, and Halstead in West Chester, Pennsylvania. Mr. Huggins' practice specializes in business law. He holds a B.A. in Economics from the University of Delaware and earned his law degree from Villanova University.

Mr. Kenneth Adelberg, is a member of IMI's Board of Directors. He has been the President and CEO of The HiFi House Group of Companies, a diversified distributor of audio, video, and telecommunications products for industrial, commercial, and consumer markets. Mr. Adelberg is also a founding shareholder and director of First Republic Bank Corp. (NASDAQ: FRBK), a Philadelphia-based bank with nine branches. Mr. Adelberg is an advisor and board member for a number of public and private companies in the technology and healthcare sectors. Mr. Adelberg hold degrees in biophysics and psychology from Penn State University and attended Drexel's MBA Program.

Linda K. Gunzburger, PhD is a current Director of IMI. Dr. Gunzburger is Senior Academic Vice President of University M.D.-Ph.D. Educators, Chicago, Illinois and since 1999 is a Clinical Professor at the University of Illinois-Chicago.

Executive Compensation

     The only officer receiving compensation is Stephen A. Rogers who is receiving a salary of $250,000. Said salary for 2001 has not been paid but is accruing.

                            CERTAIN RELATIONSHIPS

     There are no interrelationships between officers and/or directors and the Company.



                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of IMI's common stock by:
          - each person who beneficially owns more than 5% of
            the Common Stock;
          - each of our executive officers named in the Management
            section;
          - each of our Directors; and
          - all executive officers and Directors as a group

The table shows the number of shares owned as of July 1, 2001 and the percentage of outstanding common stock owned as of July 1, 2001. Each person has sole voting and investment power with respect to the shares shown, except as noted.

                             Number of Shares
                             Of Common Stock
Name and Address             Beneficially      Percentage of Outstanding
Of Beneficial Owner          Owned (1)(4)      Shares Owned (2)
---------------------------  ----------------  -------------------------
Christopher Williams, MD     3,090,000         20.5%

David M. Davis               2,310,000         15.4%

Robert C. Sergott, MD        1,660,000         11.0%

Stephen A. Rogers            1,420,000          9.4%

William H. Williams          1,260,000          8.4%

Roger N. Huggins             1,240,000          8.2%

Modern Technology Corp. (3)    790,604          5.3%




(1) Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The percentages shown are calculated based upon 15,040,004 shares of Common Stock outstanding on July 1, 2001. In calculating the percentage of ownership, unless as otherwise indicated, all shares of Common Stock that the indemnified person or group had the right to acquire within 60 days of July 1, 2001 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. There are currently no options outstanding. [include options]

(3) Upon completion of this offering, Modern Technology will distribute to its shareholders all its shares of the Company and will no longer own any shares. Arthur Seidenfeld as a shareholder, owning 47.9% of Modern will receive shares of IMI and his mother as a shareholder of Modern will receive shares.

     Does not include 4,052,000 options outstanding as set forth below. The options are exercised over 10 years at an exercise price of $.82 per share and have been issued as follows:


Grantees                      Date(s) of Grant  Options Granted
----------------------------  ----------------  ---------------
1.  Kenneth Adelberg          August 23, 2000   350,000
			      June 19, 2001     150,000
2.  Mark Cooper, MD           August 23, 2000     1,000
3.  Roger N. Huggins          August 23, 2000   350,000
                              June 19, 2001     300,000
4.  Stephen A. Rogers         August 23, 2000   350,000
                              June 19, 2001     875,000
5.  Robert C. Sergott, MD     August 23, 2000   350,000
                              June 19, 2001     300,000
6.  Thomas Solimeo            August 23, 2000     1,000
                              June 18, 2001      75,000
7.  Christopher Williams, MD  August 23, 2000   350,000
                              June 19, 2001     100,000
8.  William Williams          August 23, 2000   350,000
                              June 19, 2001     100,000
9.  Linda Gunzburger          June 19, 2001      50,000


                             DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 100,000,000 shares of which 95,000,000 shares are common stock, with no par value, and 5,000,000 are series preferred stock, with no par value. Of the series preferred stock, 2,000,000 shares are designated as "Series A Convertible Preferred Stock" ("Series A Preferred Stock").

     Immediately after the issuance of the shares of common stock in this offering, we will have [15,040,004] shares of common stock outstanding and 1,007,526 shares of Series A Preferred Stock outstanding.

     The following is a summary of various provisions of our common stock and Series A Preferred Stock. This summary is not complete and reference should be made to our articles of incorporation and our bylaws, and to applicable law, for the complete description of the terms and provisions of our capital stock.

Common Stock

     The holders of our common stock are entitled to one vote per share. In the event that the board of directors declares the payment of any dividends, subject to the preferential dividend rights of outstanding shares of preferred stock, if any, holders of our common stock are entitled to receive declared dividends. In the event of a liquidation, dissolution or winding up of our affairs, holders of our common stock are entitled to share ratably in all our assets that are remaining after payment of our liabilities and the liquidation preference of any outstanding shares of preferred stock. The rights, preferences and privileges of holders of our common stock will be subject to any series of preferred stock that we have issued or may issue in the future.




Preferred Stock

     The holders of our Series A Preferred Stock are entitled to one vote per share, together with holders of our common stock, as if their shares had been converted into common stock, on all matters upon which the holders of common stock have the right to vote. In addition, without the consent of the holders of at least 50% of the Series A Preferred Stock outstanding, we may not:

- amend our Articles of Incorporation or bylaws in a manner that would adversely affect the rights of the Series A Preferred Stock;
- take any action to materially change the rights of the Series A Preferred
  Stock;
- create any new class or series of stock which is equal or senior to the Series A Preferred Stock;
- merge, acquire, consolidate, reorganize, liquidate, recapitalize or sell all or substantially all of our assets or more than 50% of our stock; or
- pay a dividend on our common stock.

     In the event that the board of directors declares the payment of any dividends to holders of common stock, the holders of our Series A Preferred Stock are entitled to receive declared dividends as if their shares had been converted into common stock. In addition, holders of Series A Preferred Stock are entitled to a cumulative preferred dividend of 8% per year.

     In the event of a liquidation, dissolution or winding up of our affairs, holders of our Series A Preferred Stock are entitled to receive, after payment of our liabilities, an amount equal to the price paid per share of Series A Preferred Stock plus any dividends accumulated but not paid. Thereafter, the holders of Series A Preferred Stock are entitled to share ratably with the holders of Common Stock, as if their shares had been converted into common stock, in all our remaining assets.

     Each share of our Series A Preferred Stock is currently convertible into one share of our common stock. Shares of Series A Preferred Stock may be converted at any time at the holder's option or automatically upon the consummation of an underwritten public offering on Form S-1. In the event that we issue additional stock in the future at a price per share below the conversion price then in effect, each share of Series A Preferred Stock may be convertible into a greater number of shares of common stock. No adjustment, however, is made in the case of stock issued under our option plan and in other limited circumstances.

Anti-Takeover Effects of Provisions of Pennsylvania Law

     After this offering, we will be subject to various provisions of the Pennsylvania Business Corporation Law (the "PBCL") which could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our stock.

     Generally, subchapters 25E, F, G, H, I and J of the PBCL place certain procedural requirements and establish certain restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a certain percentage of votes in an election of directors.

     Subchapter 25E of the PBCL provides generally that, if a company were involved in a "control transaction," shareholders of the company would have the right to demand from a "controlling person or group" payment of the fair value of their shares. For purposes of subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the company would be entitled to cast in the election of directors. A control transactions arises, in general, when a person or group acquires the status of a controlling person or group.

     In general, Subchapter 25F of the PBCL delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the Company. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing the Company's assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of at least 20% of the Company's voting shares.

     In general, Subchapter 25G of the PBCL suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33 1/3% or more, or 50% or more of a company's shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as the "disinterested" shareholders of the company vote to restore the voting power of the acquiring shareholder.

     Subchapter 25H of the PBCL provides in certain circumstances for the recovery by a company of profits made upon the sale of its common stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the common stock was acquired during such 18 month period or within 24 months prior thereto. In general, for purposes of Subchapter 25H, a "controlling person or group" is a person or group that (i) has acquired, (ii) offered to acquire, or (iii) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that shareholders of the company would be entitled to cast in the election of directors.

     If the disinterested shareholders of a company vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, such company would then be subject to subchapters 25I and J of the PBCL. Subchapter 25I generally provides for a minimum severance payment to certain employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of certain labor contracts prior to their stated date of expiration.


Transfer Agent
     Our transfer agent is Jersey Transfer and Trust Company, 210 Bloomfield Avenue, Verona, New Jersey 07044. Their telephone number is (973) 239 2712.




Reports to Shareholders

     Management intends to furnish annual reports to shareholders that will include audited financial statements reported by our certified public accountants. In addition, we may issue unaudited quarterly or other interim reports to shareholders as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

Shares Eligible for Future Sales

     If a trading market develops, the market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the distribution. The 790,604 shares included in the distribution will be freely tradable.

     All of the other 14,249,400 outstanding shares of Common Stock may be sold in the public market only if registered or pursuant to Rule 144 of the Securities Act. The provisions of Rule 144 provide that these securities will
be available for sale in the public market on           that is one year from
the date they were issued, subject to the volume limitations and other conditions of Rule 144.

     IMI also has 1,007,526 shares of Series A Preferred stock outstanding that are convertible into a number of shares of Common Stock. These shares of Common Stock that become outstanding upon any conversion of the said preferred stock may also be sold in the public market pursuant to Rule 144 with respect to such sale Rule 144. In general, under Rule 144, a person who has owned shares of our Common Stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of: one percent of the number of shares Common Stock then outstanding, which will equal approximately 102,000 shares immediately after the distribution; or the average weekly trading volume of the Common Stock on the National Association of Securities Dealers Over-the-Counter Electronic Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144.


                                LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon by Gerald A. Kaufman, Huntington Station, New York 11746.


                                   EXPERTS

     The Company's consolidated financial statements as of December 31, 2000 and for the year then ended December 31, 2000 have been included herein in reliance on the report of Greenberg & Company CPA's LLC., independent certified public accountants, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting.



DISCLOSURE OF COMPANY POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     IMI's certificate of incorporation and by-laws provide that we shall indemnify all of our directors and officers to the fullest extent permitted by Pennsylvania law. Under such provisions, the director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of IMI. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling the company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.



















                  INTERACTIVE MEDICINE, INC.

                     FINANCIAL STATEMENTS

                      SEPTEMBER 30, 2001











































                             I N D E X






                                                    Page
                                                    ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS    1

BALANCE SHEETS                                       2-3

STATEMENTS OF STOCKHOLDERS' DEFICIT                   4

STATEMENTS OF OPERATIONS                              5

STATEMENTS OF CASH FLOWS                              6

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES           7-9

NOTES TO THE FINANCIAL STATEMENTS                   10-13














          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Interactive Medicine, Inc.
Naples, Florida

We have audited the accompanying balance sheet of Interactive Medicine, Inc. as at December 31, 2000 and the related statements of operations and stockholders' deficit and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Interactive Medicine, Inc. at December 31, 2000, and the results of its operations and cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                           GREENBERG & COMPANY LLC


Springfield, New Jersey
October 26, 2001
                                                           Page 1 of 13


                       INTERACTIVE MEDICINE, INC.
                            BALANCE SHEETS



                             A S S E T S
                             -----------
                                       September 30,   December 31,
                                           2001            2000
                                       (Unaudited)
                                       -------------   ------------
CURRENT ASSETS
     Cash and cash equivalents           $ 62,243       $ 18,232
     Trade accounts receivable             12,620          1,035
                                          -------        -------
       Total Current Assets                74,863         19,267
                                          -------        -------
PROPERTY AND EQUIPMENT
     Phone equipment                        1,424          1,424
     Office furniture and fixtures          7,667          7,667
     Office equipment                      26,046         26,046
     Computers                             37,985         37,796
     Software                              22,125         22,125
                                          -------        -------
        Total, at cost                     95,247         95,058

       Less accumulated depreciation      (83,593)       (77,623)
                                          -------        -------
       Net property and equipment          11,654         17,435
                                          -------        -------
OTHER ASSETS
     Intangible assets, net                 4,854          3,204
                                          -------        -------

TOTAL ASSETS                              $91,371        $39,906
                                          =======        =======















See accompanying summary of accounting policies and notes to the financial statements.
                                                           Page 2 of 13



                      INTERACTIVE MEDICINE, INC.
                           BALANCE SHEETS


L I A B I L I T I E S  A N D  S T O C K H O L D E R S ' D E F I C I T
---------------------------------------------------------------------
                                         September 30,   December 31,
                                             2001            2000
                                         -------------   ------------
                                          (Unaudited)
CURRENT LIABILITIES
  Accounts payable                        $   101,667    $   103,671
  Accrued consulting fee                      349,118        243,091
  Accrued preferred stock dividend             67,970         19,364
  Other accrued liabilities                     9,714          4,714
                                            ---------      ---------
    Total current liabilities                 528,469        370,840
                                            ---------      ---------
    Total liabilities                         528,469        370,840
                                            ---------      ---------
STOCKHOLDERS' DEFICIT
  8% series A cumulative convertible
    preferred stock, no par value;
    2,000,000 shares authorized,
    1,007,526 issued and outstanding          813,025        813,025
  Common stock, no par value;
    95,000,000 shares authorized;
    15,040,004 and 14,223,400,
    respectively issued and
    outstanding                             1,725,530      1,622,249
  Accumulated deficit                      (2,975,653)    (2,766,208)
                                            ---------      ---------
  Total stockholders' deficit                (437,098)      (330,934)
                                            ---------      ---------

TOTAL LIABILITIES AND
  STOCKHOLDERS' DEFICIT                   $    91,371    $    39,906
                                            =========      =========

















See accompanying summary of accounting policies and notes to the financial statements.

                   INTERACTIVE MEDICINE, INC.
                STATEMENT OF STOCKHOLDERS' DEFICIT
         FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001

                                      8% Series A
                                      Convertible
                Common Stock        Preferred Stock
            ---------------------  ------------------                     Total
             Number of     No        Number      No      Accumulated  Stockholders'
              Shares    Par Value  of Shares  Par Value    Deficit      Deficit
            ----------  ---------  ---------  ---------  -----------  -------------
Balances at
January 1,
2000       $12,873,400 $1,203,749  $     -0-  $     -0-  $(1,796,708)  $(592,959)

Issuance of
Preferred Stock,
Net of $13,141
Issuance Costs                     1,007,526    813,025                  813,025

Issuance of
Common
Stock        1,350,000    418,500                                        418,500

Net loss
for year ended
December 31,
2000                                                        (969,500)   (969,500)
            ----------  ---------  ---------  ---------  -----------  ----------
Balances at
December 31
2000        14,223,400  l,622,249  1,007,526    813,025   (2,766,208)   (330,934)

Issuance of
Common
Stock
(Unaudited)    816,604    103,281                                        103,281

Net loss for
the nine
months ended
September 30,
2001
(Unaudited)                                                 (209,445)   (209,445)
            ----------  ---------  ---------  ---------  -----------  ----------
Balance of
September 30,
2001
(Unaudited)$15,040,004 $1,725,530 $1,007,526  $ 813,025  $(2,975,653) $ (437,098)
            ==========  =========  =========  =========  ===========  ==========

See accompanying summary of accounting policies and notes to financial statements.

                      INTERACTIVE MEDICINE, INC.
                       STATEMENTS OF OPERATIONS


                                            For the Nine   For the Year
                                            Months Ended      Ended
                                            September 30,  December 31
                                                2001          2000
                                            -------------  ------------
                                             (Unaudited)

NET SALES                                     $  238,481   $   92,131

COST OF SALES                                     45,161       27,416
                                               ---------    ---------
  Gross profit                                   193,320       64,715
                                               ---------    ---------
SELLING, GENERAL AND ADMINISTRATIVE
  Salaries, benefit and related taxes             46,480       81,701
  Travel                                          30,831       37,345
  Stock based professional fees                    3,281      368,500
  Professional fees                              254,612      403 032
  Depreciation and amortization                    6,210       11,498
  Other selling, general and administrative       12,740       63,109
  Research and Development                           -0-       16,479
  Bad debt expense (recoveries)                      -0-       (8,288)
  Interest expense                                     5       41,475
                                               ---------    ---------
    Total                                        354,159    1,014,851

    Income (Loss) before income tax             (160,839)    (950,136)

INCOME TAX EXPENSE                                   -0-          -0-
                                               ---------    ---------

NET INCOME (LOSS)                               (160,839)    (950,136)

  Less:  Preferred stock dividend                 48,606       19,364
                                               ---------    ---------
  Net income (loss) available to
    Common Stock                              $ (209,445)  $ (969,500)
                                              ==========   ==========

  Basic and diluted earnings (loss) per share $     (.01)  $     (.07)
                                              ==========   ==========
  Weighted average number of common
    shares outstanding - basic and diluted    14,760,279   13,760,934
                                              ==========   ==========







See accompanying summary of accounting policies and notes to the financial statements.

                     INTERACTIVE MEDICINE, INC.
                      STATEMENTS OF CASH FLOWS

                                            For the Nine   For the Year
                                            Months Ended      Ended
                                            September 30,  December 31,
                                                2001          2000
                                            -------------  ------------
                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                         $ (209,445)     $ (969,500)

  Adjustments to reconcile net income
    (Loss) to net cash provided by
    operating activities:
      Depreciation and amortization              6,210          11,498
      Preferred stock dividend                  48,606          19,364
      Stock based financial consulting fees      3,281         368,500
  Effects of changes in operating
    assets and liabilities:
      Deposits                                     -0-           1,773
      Accounts receivable                      (11,585)           (454)
      Inventories                                  -0-          (1,420)
      Intangible assets                         (1,890)            -0-
      Accounts payable                          (2,004)        41 ,001
      Accrued consulting fee                   106,027         123,073
      Other accrued liabilities                  5,000          (3,745)
                                             ---------       ---------
        Net cash provided by (used in)
          operating activities                 (55,800)       (409,910)
                                             ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment              (189)         (2,696)
                                             ---------       ---------
  Net cash provided by (used in)
    investing activities                          (189)         (2,696)
                                             ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of preferred stock net of
    issuance costs                                 -0-         310,525
  Issuance of common stock                     100,000          50,000
                                             ---------       ---------
    Net cash provided by (used in)
      financing activities                     100,000         360,525
                                             ---------       ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                              44,011         (52,081)

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                     18,232          70,313
                                             ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD    $   62,243      $   18,232
                                             =========       =========

See accompanying summary of accounting policies and notes to the financial statements.
                                                           Page 6 of 13


                    INTERACTIVE MEDICINE, INC.
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001
                             (UNAUDITED)


Interactive Medicine, Inc. (IMI) was incorporated in the State of Pennsylvania in December, 1994. The Company's products consist of proprietary Telemedicine software, and Paradigm. Currently, IMI is developing a fully integrated Internet platform for medical content. This is intended to enhance exchange of education, training, productivity, and services through the world-wide web.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
--------------------------------------------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS
-----------------
Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications

CASH EQUIVALENTS
----------------
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT, AT COST
-------------------------------
Equipment consists of various phone equipment, office furniture and fixtures, office equipment and computers. These assets and software are depreciated on accelerated methods over their estimated useful life, which is from three to seven years. Depreciation expense for the nine months ended September 30, 2001 and for the year ended December 31, 2000 was $5,970 and $11,178 respectively.

INTANGIBLE ASSETS
-----------------
Intangible assets consist primarily of filing and maintaining patents costs. These costs are amortized over a period of 15 years using the straight-line method. Amortization expense for the nine months ended September 30, 2001 and for the year ended December 31, 2000 was $240 and $320 respectively.

INCOME TAXES
------------
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.





This information is an integral part of the accompanying financial statements.
                                                           Page 7 of 13
                     INTERACTIVE MEDICINE, INC.
             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001
                           (UNAUDITED)
                           (CONTINUED)


Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

REVENUE RECOGNITION POLICY
--------------------------
The Company recognizes sales, for both financial statement and tax purposes when the products are shipped and when services are provided in accordance with SEC Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements (SAB 101)." SAB 101 requires that revenues be recognized ratably over the life of a contract. In accordance with SAB 101 the Company may periodically record deferred revenues relating to advance payments in contracts.

EARNINGS PER SHARE
------------------
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previous fully diluted earnings per share calculation method. SFAS 128 became effective December 31, 1997. The Company follows SFAS 128.

Basic earnings per share were calculated using the weighted average number of shares outstanding of 14,760,279 and 13,760,934 for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively. There were no differences between basic and diluted earnings per share. Options to purchase 4,052,000 and 2,102,000 shares of common stock at $.82 per share were outstanding at September 30, 2001 and December 31, 2000, respectively, but they were not included in the computation of diluted earnings per share because the options have an anti-dilutive effect. The effect of 1,047,827 and 1,007,526 shares of Convertible Preferred Stock as of September 30, 2001 and December 31, 2000, respectively, are anti-dilutive.

Basic earnings per shares ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding, and dilutive EPS adds the dilutive effect of stock options and other common stock equivalents. Antidilutive shares aggregating 4,052,000 and 2,102,000 have been omitted from the calculation of dilutive EPS for the nine months ended September 30, 2001 and for the











This information is an integral part of the accompanying financial statements.

                                                           Page 8 of 13


                   INTERACTIVE MEDICINE, INC.
           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001
                            (UNAUDITED)
                            (CONTINUED)

year ended December 31, 2000, respectively. A reconciliation between numerators and denominators of the basic and dilutive earnings per shares is as follows:

                 For the Nine Months              For the Year Ended
               Ended September 30, 2001           December 31, 2000
           --------------------------------  -------------------------------
           Net Income                Per     Net Income               Per
             (Loss)      Shares     Share      (Loss)   Shares       Share
            Numerator  Denominator  Amount   Numerator  Denominator  Amount
           ----------  -----------  -------  ---------  -----------  -------
Basic EPS  $(209,445)  14,760,279  $(0.01)  $(969,500)  13,760,934   $(0.07)
Effect of
Dilutive
Securities
None             -0-          -0-     -0-         -0-          -0-      -0-
            --------   ----------   -----    --------   ----------    -----
Diluted
  EPS      $(209,445)  14,760,279  $(0.01)  $(969,500)  13,760,934   $(0.07)
            ========   ==========   =====    ========   ==========    =====

8% SERIES A  CUMULATIVE CONVERTIBLE PREFERRED STOCK
---------------------------------------------------
During the year ended December 31, 2000, the Company issued 1,007,526 of the designated 2,000,000 shares of its 5,000,000 authorized preferred shares as 8% Series A Cumulative Convertible Preferred Stock The conversion price is adjusted from time-to-time based upon the number of shares of common stock outstanding and the consideration received for additional investments in common stock. As of September 30, 2001 and December 31, 2000, the conversion price was 1.04-to-one and one-to-one, respectively. In the event of liquidation, these shareholders will be entitled to receive in preference to the holders of common stock an amount equal to their original purchase price plus all accrued but unpaid dividends. Dividends are cumulative and payable at the rate of 8% per annum. An additional dividend is also payable if a dividend is declared on the common stock, other than a dividend payable in shares of common stock.

STOCK BASED COMPENSATION
------------------------
The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its employee stock option plans. See Note 4 for a summary of the pro forma effects on reported net loss and loss per share based on the fair value of options and shares granted as prescribed by SFAS No. 123.

IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------
FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation ("FIN No. 44"), provides guidance for applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000. The company does not believe that the implementation of FIN No. 44 will have a significant effect on its results of operations.


This information is an integral part of the accompanying financial statements.
                                                           Page 9 of 13

                     INTERACTIVE MEDICINE, INC.
                  NOTES TO THE FINANCIAL STATEMENTS
          FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001
                           (UNAUDITED)


NOTE 1 - CASH FLOW DISCLOSURES
------------------------------
Cash paid for interest and income taxes was as follows:

                 September 30,  December 31,
                    2001           2000
                 -------------  ------------
  Interest        $    5         $ 3,367
  Income taxes       -0-             -0-

The Company had the following non-cash investing and financing transactions:

During 2000, $502,500 convertible notes and $60,837 accrued interest expense were converted into 686,996 shares of Series A Convertible Preferred Stock.

NOTE 2 - SIGNIFICANT CONCENTRATIONS
-----------------------------------
Generally accepted accounting principles require disclosure of information about certain significant estimates and current vulnerabilities due to certain concentrations. These matters include the following:

  For nine months ended September 30, 2001:

                              Significant Customers
                              ---------------------
                                            Prison
                                            Health
                              Aramark      Services
                              -------      --------
  Percentage of net sales       48%          45%

  Account Receivable Balance  $ -0-         $7,384


  For the year ended December 31, 2000:

                                      Significant Customers
                         ---------------------------------------------
                         Correctional  Geisinger  Johns        Prison
                          Physician     Health    Hopkins      Health
                           Service     Systems    University  Services
                         ------------  ---------  ----------  --------
  Percentage of net sale     13%          19%        48%        11%

  Accounts Receivable
    Balance                 $-0-         $-0-       $-0-       $-0-

NOTE 3 - CONVERTIBLE NOTES
--------------------------
Between June 1999 and March 2000 the Company issued Convertible Notes Payable in the amount of $502,500. The notes bore interest at twelve percent annually. The notes were convertible after maturity into shares of Series A Preferred Stock of the Company at $.82 per share, including registration rights. As of August 30, 2000, $502,500 Convertible Notes plus accrued interest of $60,837 had been converted into 686,996 shares of Series A Preferred Stock of the Company.

This information is an integral part of the accompanying financial statements.
                                                          Page 10 of 13


                    INTERACTIVE MEDICINE, INC.
                NOTES TO THE FINANCIAL STATEMENTS
        FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001
                          (UNAUDITED)
                          (CONTINUED)

NOTE 4 - STOCK BASED COMPENSATION
---------------------------------
ACCOUNTING FOR STOCK-BASED COMPENSATION
---------------------------------------
Statement of financial counting Standards No. 123, "Accounting for Stock-based Compensation", ("SFAS No. 123") requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", (APB 25") and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for employee stock-based compensation expense under APB 25. Accordingly, no compensation expense has been recorded for grants of employee stock options.

STOCK OPTION GRANTS
-------------------
In 2000 the company's Board of Directors approved the corporation's 2000 equity compensation plan (the "Plan"). The Plan provides for granting Incentive Stock Options, Nonqualified Stock Options and stock awards. Pursuant to the Plan the aggregate number of shares of common stock that may be issued or transferred is 5,000,000 shares. The term of each option generally may not exceed ten years from the date of grant, and options vest in accordance with a vesting schedule established by the plan administrator.

The Company's share option activity and related information is summarized below:

                     For the Nine Months Ended       For the Year Ended
                        September 30, 2001           December 31, 2000
                     -------------------------      -------------------
                         Weighted Average
                         ----------------                     Weighted
                                         Remaining            Average
                                Exercise  Life in             Exercise
                      Options     Price    Years    Options     Price
                     ---------  --------  -------   --------  --------
Outstanding at
Beginning of period  2,102,000  $  .82      8.9          -0-  $    -0-
  Granted            1,950,000  $  .82      9.7    2,102,000  $    .82
  Exercised                -0-  $  -0-                   -0-  $    -0-
  Cancelled                -0-  $  -0-                   -0-  $    -0-
                     ---------  --------  -------  ---------  --------
Outstanding at
  end of Period      4,052,000  $  .82      9.3    2,102,000  $    .82
                     =========  ========  =======  =========   =======
Exercisable at
  end of Period      4,052,000  $  .82      9.3    2,102,000  $    .82
                     =========  ========  =======  =========   =======

The average per-share fair value of stock options granted during the nine months ended September 30, 2001 and the year ended December 31, 2000 was $-0- and $.36, respectively, as determined by the minimum value method option pricing model (assuming a risk-free interest rate of 5.23% and 5.725%, respectively, expected life of ten years, zero expected volatility, and no dividends).

On a pro-forma basis, net income (loss) would have been $(209,445) and $(1,720,768); basic and diluted net income (loss) per share would have been $(.01) and $(.13) per share; respectively, for the nine months ended September 30, 2001 and the year ended December 31, 2000 had the Company measured compensation cost using the fair value method of SFAS No. 123.

This information is an integral part of the accompanying financial statements.
                                                        Page 11 of 13

                   INTERACTIVE MEDICINE, INC.
                NOTES TO THE FINANCIAL STATEMENTS
        FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001
                          (UNAUDITED)
                          (CONTINUED)

STOCK BASED PROFESSIONAL FEES

During 2000 the Company awarded consultants to the Company 449,390 shares of common stock for services rendered. These awards resulted in $368,500 of professional fees expense, mainly related to financial consulting fees.

NOTE 5- COMMON STOCK
--------------------
On August 11, 2000 the Company effected a one hundred (100) for one
(1) split of shares of capital stock and increased the number of authorized shares from 1,000,000 to 100,000,000 shares, divided into 95,000,000 shares of common stock, with no par value, and 5,000,000 shares of Series Preferred Stock, with no par value. 2,000,000 shares of 5,000,000 Series A Preferred Stock were designated as Series A Convertible Preferred Stock at a stated value per share equal to $.82.

All share and per share amounts are retroactively restated to give effect for the split within these financial statements.

NOTE 6- POSTRETIREMENT EMPLOYEE BENEFITS
----------------------------------------
The Company does not have a policy to cover employees for any health care or other welfare benefits that are incurred after employment
(postretirement). Therefore, no provision is required under SFAS's
106 or 112.

NOTE 7- INCOME TAXES
--------------------
Income taxes are accrued at the statutory U.S. and state income tax rates.

Income tax expenses are as follows:

                             September 30,  December 31,
                                 2001          2000
                             -------------  ------------
Current tax expense benefit:
  Income tax at statutory rates  $    -0-   $     -0-

Deferred tax expense (benefit):
  Operating Loss Carryforward     (77,697)   (187,357)
                                  -------    --------
  Total                           (77,697)   (187,357)

Valuation allowance                77,697     187,357
                                  -------    --------
  Total Tax Expense (Benefit)    $    -0-    $    -0-
                                  =======    ========







This information is an integral part of the accompanying financial statements.
                                                        Page 12 of 13
                   INTERACTIVE MEDICINE, INC.
                NOTES TO THE FINANCIAL STATEMENTS
        FOR THE PERIOD JANUARY 1, 2000 TO SEPTEMBER 30, 2001
                           (UNAUDITED)
                           (CONTINUED)

The tax effect of significant temporary differences, which comprise the deferred tax assets are as follows:

                                September 30,  December 31,
                                    2001           2000
                                -------------  ------------
Deferred tax assets:
  Operating loss carryforwards   $ 424,710      $ 347,013
                                  --------       --------
  Gross deferred tax assets        424,710        347,013
  Valuation allowance             (424,710)      (347,013)
                                  --------       --------
Net deferred tax assets          $     -0-      $     -0-
                                  ========       ========

On August 1, 2000, the Company terminated the election to be taxed as subchapter S corporation under IRC Section 1361. Currently, the Company is taxed as a "C" corporation. Prior to August 1, 2000, the Company was taxed as a subchapter S corporation. All income and deductions passed through to the shareholders individually. Therefore, no federal and state income taxes have been reflected in the financial statements prior to August 1, 2000. The Company follows FAS 109 for reporting state income taxes.

The Company has net operating loss (NOL) carryforwards for income tax purposes of approximately $581,000 as of September 30, 2001 and $372,000 as of December 31, 2000 for Federal income tax purposes and $2,777,000 as of September 30, 2001 and $2,568,000 as of December 31,
2000 for State income tax purposes. This loss is allowed to be offset against future income until the year 2021 for Federal and between 2016 and 2021 for State when the NOL's will expire.

The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to substantial losses.

NOTE 8 - OPERATIONS AND LIQUIDITY
---------------------------------
The Company has incurred losses for the twelve months ended December 31, 2000 and for the nine months ended September 30, 2001. Until the Company's sales are sufficient to cover operating costs, the Company will need to fulfill working capital requirements through the sale of stock and the issuance of debt.

The ability of the Company to continue its operation is dependent on its having sufficient financial resources to bring its products and services to market. As a result of its recent losses, negative cash flows from operations`, and accumulated deficits at September 30, 2001, there is doubt about the Company's ability to continue as a going concern, unless additional equity or debt financing is obtained.

Management believes that its current working capital, anticipated revenues and subsequent sales of stock and placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from September 30, 2001. However, any projections of future cash requirements and cash flows are subject to substantial uncertainty. There can be no assurance that sufficient financing will be available in amounts or on terms acceptable to the Company.

NOTE 9 - INTERIM FINANCIAL REPORTING
------------------------------------
The unaudited financial statements of the Company for the period January 1, 2001 to September 30, 2001 have been prepared by management from the books and records of the Company, and reflect, in the opinion of management, all adjustments necessary for a fair presentation of the financial position and operations of the company as of the period indicated herein, and are of a normal recurring nature.

This information is an integral part of the accompanying financial statements.
                                                        Page 13 of 13


                                   PART II



Item 24.     Indemnification of Directors and Officers

     Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania.

     Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

     Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

     Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17 Subchapter D of the PBCL.

     The Registrant's By-laws provide a right to indemnification to the fullest extent and manner authorized or permitted by law for expenses, liabilities and losses (including attorney's fees, judgments, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), reasonably incurred by any director or officer involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant by reason of the fact that such person is or was a director or officer of the Registrant or serving at the request of the Registrant as a director or officer, of another corporation, partnership, joint venture or other enterprise, including service with respect to employee benefit plans.

     The Registrant's By-laws authorize the Registrant to maintain insurance to protect itself and any director, officer, employee, agent or fiduciary of the Registrant or of another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss.



INSOFAR AS INDEMNIFICATION FOR LIABIITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.






25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with this Registration Statement

Filing Fee-Securities and Exchange Commission  $    211
Fees and Expenses of Legal Counsel             $ 40,000
Accounting Fees and Expenses                   $ 35,000
Blue Sky Fees and Expenses                     $  1,000
Printing and EDGARizing Expenses               $  3,500
Miscellaneous Expenses                         $  2,000
                                                ------
                                               $ 81,711


Item 26.     Recent Sales of Unregistered Securities

     Since November 1, 1998, the Registrant has sold and issued the following securities that were not registered under the Securities Act of 1933:

     1. Between June 14, 1999 and December 20, 1999, the Registrant issued an aggregate of $432,500 of convertible promissory notes to 19 individuals and one entity. The outstanding principal and accrued interest thereunder was subsequently converted on August 11, 2000 into an aggregate of 527,439 shares of the Registrant's Series A Preferred Stock at $0.82 per share.

     2.  On January   , 2000, the Registrant issued 650,000 shares of its common stock to an individual at $[0.0002] per share.  [Rogers]

     3. On April 28, 2000, the Registrant issued 100,000 shares of its common stock to an individual at $0.50 per share. [Cooper]

     4.  On          , the Registrant issued 400,000 shares of its common stock
to an individual at $     per share.  [KSR Associates]

     5.  On          , the Registrant issued 200,000 shares of its common stock
to an individual at $     per share.  [Kenneth Adelberg]

     6. On January 22, 2001, the Registrant issued an aggregate of 209,451 shares of its Series A Preferred Stock to 6 individuals at $0.82 per share.

     7.  On April 1, 2001, the Registrant issued 790,604 shares of its common
stock to an entity at $    per share.  [Modern Technology]

     8.  On June 19, 2001, the Registrant issued 26,000 shares of its common
stock to an individual at $     per share.  [Linda Gunzberger]

     9. Between August 23, 2000 and [June 19], 2001, the Registrant has issued an aggregate of [4,052,000] options to purchase shares of its common stock pursuant to its 2000 Equity Compensation Plan all at exercise prices of $0.82 per share.


     The securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under either (i) Section 4(2) of the Securities Act of 1933 or Regulation D promulgated thereunder not involving any public offering or (ii) Rule 701 promulgated under the Securities Act.


27.   EXHIBITS

(a)   Exhibits
3(I)  Articles of Incorporation
3(ii) By-Laws of the Company
5.1   Opinion re:  legality
10.1  Modern Technology Corp Agreement
23.1  Consent of Counsel (included in Exhibit 5.1)
23.2  Accountant Consent









                              UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) To include any registration statement required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statements or any material change to such information in the registration statement.

(b)  Insofar as indemnification for liabilities arising under the Securities
     Act of 1933 may be permitted to directors, officers and controlling persons of the registration pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of registration statement filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Registration Statement filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Interactive Medicine, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on the 11th day of February, 2002.

                                    INTERACTIVE MEDICINE, INC.


                                    By:  Stephen Rogers
                                         ---------------------------
                                         President, CEO and Chairman

     In accordance with the requirements of the Securities Act of 1933, the Registration Statement was signed by the following persons in the capacities and on the dates stated:

                                    S/   Stephen Rogers
                                         ---------------------------
                                         President, Chief Executive
                                         Officer and Chairman of the
                                         Board


                                    S/   William H. Williams
                                         ---------------------------
                                         Chief Financial Officer


                                    S/  Robert C. Sergott
                                         ---------------------------
                                         Director

                                         Roger N. Huggins
                                         ---------------------------
                                         Director

                                         Kenneth J. Adelberg
                                         ---------------------------
                                         Director

                                         Linda Gunzburger
                                         ---------------------------
                                         Director




Dated:  February   , 2002



Exhibit 3(I)

            AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                 OF
                      INTERACTIVE MEDICINE, INC.

     FIRST: Corporate Name. The name of the corporation is Interactive Medicine, Inc. The corporation is incorporated under the Business Corporation Law of 1988.

     SECOND: Registered Office. The location and post office address of the registered office of the corporation in this Commonwealth is One Valley Forge Office Colony, Suite 230, P.O. Box 7373 Valley Forge, PA 19481-0737.

     THIRD: Corporate Purpose. The purpose or purposes for which the corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law.

     FOURTH: Corporate Existence. The term of existence of the corporation is perpetual.

     FIFTH:  Capital Stock.

     (A) Classes of Stock. The aggregate number of shares which the corporation shall have authority to issue is 100,000,000 shares, divided into 95,000,000 shares of Common Stock, with no par value, and 5,000,000 shares of Series Preferred Stock, with no par value.

     (B) Designation of Series A Convertible Preferred Stock. There is hereby established a series of the Series Preferred Stock designated "Series A Convertible Preferred Stock" (herein referred to as "Series A Preferred Stock"), consisting of 2,000,000 shares, having a stated value per share equal to $0.82 (the "Stated Value"), and having the relative rights, designations, preferences, qualifications, privileges, limitations, and restrictions applicable thereto as follows:

     1.  Dividend Provisions.

     (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, in an amount per share of Series A Preferred Stock which is equal to the product of (a) the number of shares of Common Stock into which the Series A Preferred Stock is convertible at the time of declaration of such dividend, multiplied by (b) the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions on the Common Stock of the corporation other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the corporation. Such dividends shall be declared and paid contemporaneously with the declaration and payment of the related dividend on the Common Stock.

     (b) In addition, the holders of shares of Series A Preferred Stock shall be entitled to a cumulative preferred dividend at the rate of eight per cent (8%) per annum, payable when and if declared by the Board of Directors of the Company.

     2.  Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share (the "Premium") equal to the Original Purchase Price plus any dividends accumulated on the Series A Preferred Stock but not paid. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such Stock owned by each such holder.

     (b) After the distribution described in subsection (a) has been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each such holder or issuable upon conversion of the Series A Preferred Stock.

     (c) A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 2.

     3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a)  Conversion Rights and Automatic Conversion.

          (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing one (the "Original Conversion Price") by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Conversion Price; provided, however, that the Conversion Price for the Series A Preferred Stock (the "Conversion Price") shall be subject to adjustment as set forth in subsection 3(c).

          (ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock based on the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (or any equivalent successor form).

          (iii) Upon conversion of any Series A Preferred Stock, in addition to the adjustments set forth in subsection 3(c), an adjustment shall be made on account of dividends accrued but unpaid on the Series A Preferred Stock.

     (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees or such holder, a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter for the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

     (c)  Conversion Price Adjustments of Preferred Stock.

          (i) The Conversion Price shall be subject to adjustment from time to time as follows:

               (A) If the corporation shall issue any Additional Stock (as defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price for such series determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for all such Additional Stock so issued would purchase at such Conversion Price in effect immediately prior to the issuance of such Additional Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of such Additional Stock; provided that, for the purpose of this subsection 3(c)(i)(A), all shares of Common Stock (except as otherwise provided in this clause (i)) issuable upon conversion of all outstanding shares of Series A Preferred Stock shall be deemed to be outstanding, and immediately after any shares of Additional Stock are deemed to be issued pursuant to subsection 3(c)(i)(E), such shares of Additional Stock shall be deemed to be outstanding.

               (B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or, if no such adjustment is made, shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)3. and (E)4., no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors, irrespective of any accounting treatment.

               (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                    1. The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                    2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)).

                    3. In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

          (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E) by this corporation after the date the Series A Preferred Stock is first issued (the "Purchase Date") other than

               (A) Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof;

               (B) Common Stock issuable or issued after the Purchase Date to employees, officers, directors, or consultants of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the directors of this corporation at any time;

               (C) Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

               (D) Shares of Common Stock issuable or issued after the Purchase Date pursuant to stock options or warrants approved by the Board of Directors of the Company; or

               (E) Common Stock issued in connection with an acquisition approved by the Board of Directors of the Company.

          (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares.

          (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(ii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

     (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock of other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (f) No Impairment. The corporation will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

     (g)  No Fractional Shares; Certificate as to Adjustments.

          (i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

     (h) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock (unless such holder has a representative on the Board of Directors), at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     4. Redemption. There shall be no right of redemption for holders of Series A Preferred Stock.

     5. Voting Rights. The holders of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except where the holders of Common Stock are entitled by law to vote as a separate class.

     6. Protective Provisions. The corporation shall not without the affirmative consent of the holders of shares representing at least 50% in voting power of the Preferred Stock then outstanding given by written consent or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Preferred Stock:

          (a) take any action to cause any material amendment, alteration or repeal of any of the provisions of the corporation's Amended and Restated Articles of Incorporation or bylaws the effect of which amendment, alteration or repeal would be to materially alter or change the rights, preferences or privileges of the holders of Preferred Stock or otherwise adversely effect any of the rights of the holders of the Preferred Stock; or

          (b) take any action to cause any materially adverse change in the rights, preferences or privileges of the holders of Preferred Stock; or

          (c) create any new class or series of stock which has preference over or is on parity with Series A Preferred Stock as to dividends or upon liquidation; or increase the authorized number of shares of any such class or series of preferred stock; or

          (d) merge, acquire, consolidate, reorganize, liquidate, recapitalize or sell all or substantially all of the assets or sell more than 50% of the corporation's stock; or

          (e)  pay a dividend to the holders of Common Stock.

     7. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be reissuable by the corporation, and these Articles shall be appropriately amended to affect the corresponding reduction in the corporation's authorized capital stock.

     (C)  Common Stock.

     1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Notwithstanding the foregoing, the corporation shall not, at any time after the Filing Date, declare and/or distribute a cash dividend upon its Common Stock payable otherwise than out of earnings (other than in connection with a liquidation, dissolution or winding-up as contemplated by
Section 2 hereof).

     2. Liquidation Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed to the holders of Common Stock.

     3.  Redemption.  The Common Stock is not redeemable.

     4. Voting Rights. The holders of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such other matters and in such manner as may be provided by law.

     SIXTH: Bylaws. The Board of Directors shall have the power, in addition to the shareholders, to make, alter, or repeal the bylaws of the corporation.

     SEVENTH: No Cumulative Voting. The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors of the corporation.

     EIGHTH: Action by Written Consent. Any action which may be taken at a meeting of shareholders or of a class of shareholders may be taken without a meeting if a consent or consents in writing to such action, setting forth the action so taken, shall be signed by shareholders entitled to cast a majority (or such larger percentage as may at the time of such action be required by statute for the taking of action by shareholders without a meeting) of the votes which all such shareholders are entitled to cast thereon.

     NINTH: Reservation of Right to Amend. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders are granted subject to this reservation.

     TENTH: Indemnification. The Corporation shall, to the maximum extent permitted from time to time under the laws of the Commonwealth of Pennsylvania, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of or as the agent of the Corporation as a director, officer or the agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Any repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

1-WA/1434655.3



Exhibit 3(ii)

                     INTERACTIVE MEDICINE, INC.
                             BY-LAWS
ARTICLE I- OFFICERS

Section 1. Registered Office. The Registered Office of the Corporation shall be as stated in the Articles of Incorporation or at such other location to which the Registered Office shall be changed by action of the Board of Directors.

ARTICLE II- SHAREHOLDERS' MEETINGS

Section 1. Places of Shareholders' Meetings. Meetings of the shareholders shall be held at the Registered Office of the Corporation or at such other place within or without Pennsylvania as the Board of Directors may fix.

Section 2. Annual meeting of Shareholders. An Annual Meeting of Shareholders shall be held in every calendar year at such time as the Board of Directors may fix. At the Annual Meeting of Shareholders, Directors shall be elected to serve for the ensuing year or until their successors shall be duly elected and qualified.

     The Corporation's annual financial statements for the preceding fiscal year may be presented at the Annual meeting of Shareholders but shall not be furnished to shareholders unless the Board of Directors shall deem it advisable and shall so order. Such statements need not be examined, verified or certified by an independent certified public accountant or by a firm thereof.

Section 3. Special Meeting of Shareholders. Special Meetings of Shareholders may be called at any time by the President, the Board of Directors or shareholders entitled to cast at least 20% of the votes that are shareholders are entitled to cast at the particular meeting. At any time, upon the written request of any person who has called a Special Meeting of Shareholders, it shall be the duty of the Secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not less than ten
(10) nor more than sixty (60) days after the receipt of the request and to give due notice thereof. If the Secretary neglects or refuses to fix the time of the meeting or give notice thereof, the person or persons calling the meeting may do so.

Section 4. Notice of Shareholders' Meetings. At least five (5) days' written notice shall be given of any meeting of shareholders, unless a greater period of notice is required by law. Such notice shall specify the place, day and hour of the meeting, and in the case of a Special meeting of Shareholders, the general nature of the business to be transacted.

Section 5. Waiver of Notice of Shareholders' Meetings. Whenever written notice is required to be given by law, by the Articles of Incorporation or by these By-Laws, a written waiver thereof signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Except in the case of a Special Meeting of Shareholders, neither the business to be transacted at nor the purpose of the meeting need be specified in the Waiver of Notice of such meeting.
In the case of a Special Meeting of Shareholders, the Waiver of Notice shall specify the general nature of the business to be transacted.

     Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 6. Quorum for Shareholders' Meeting. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting shall constitute a quorum, for the purposes of consideration and action on the matter. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 7. Action by Shareholders. Except as otherwise provided by law, the Articles of Incorporation or these By-Laws, whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast at a duly organized meeting of shareholders by the shareholders entitled to vote thereon.

Section 8. Shareholder Participation by Telephone. One or more shareholders may participate in any meeting of shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other.

Section 9. Voting by Shareholders. Except as otherwise provided by law or in the Articles of Incorporation, every shareholders of record shall be entitled to one vote for every share standing in his, her or its name on the books of the Corporation. Every shareholder entitled to vote at a meeting of shareholders or to express consent of dissent to corporate action in writing without a meeting may authorize any person or persons to act for him, her or it by proxy. The presence of, or vote or other action oat a meeting of shareholders, or the expression or consent or dissent to corporate action in writing, by a proxy or a shareholder shall constitute the presence of, or vote or action by, or written consent or dissent of the shareholder.

     All voting and elections shall be taken via voice unless a vote by ballot shall be demanded by a shareholder before the voting or election begins, or unless otherwise required by law or by the Articles of Incorporation.

Section 10. Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint Judges of Election, who need not be shareholders, to act at such meeting or any adjournment thereof. If Judges of Election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint Judges of Election at the meeting. The number of Judges shall be one or three, and no candidate for office to be filled at the meeting shall act as a Judge. On request of the presiding officer of the meeting or of any shareholder, the Judges shall make a report in writing of any challenge or question or matter determined by them and execute a certificate of any fact found by them.

Section 11. Adjournment of Meetings. Adjournment of any meeting may be taken, but any meeting at which Directors are to be elected shall be adjourned only from day to day, or for such longer periods, not exceeding fifteen (15) days each, as the shareholders present and entitled to vote may direct, until such Directors have been elected. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat, other than by announcement at the meeting at which such adjournment is taken, unless the Board fixes a new record date for the adjourned meeting. In case of any meeting called for the election of Directors, those who attend the second of such adjourned meetings, although less than a quorum for the purpose of electing Directors. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum although less than a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

Section 12. Shareholder Consent in Lieu of Meeting. Any action which may be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting, if, prior or subsequent to the action, a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Corporation.

ARTICLE III- DIRECTORS

Section 1. Board of Directors, Number, Qualifications, Elections, Term of Office and Compensation. The Board shall consist of one or more members. The number of Directors shall be fixed from time to time by the vote of a majority of the whole Board. Directors shall be of full age but need not be residents of Pennsylvania or shareholders of the Corporation. Each Director shall be selected to serve for a term of one year and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal. Unless otherwise provided in the Articles of Incorporation, or in any Amendment thereto, in each election of Directors, a shareholder may multiply the number of votes to which he, she or it is entitled by the number of Directors to be elected, and may cast the whole number of such votes for one candidate or distribute them among any two or more candidates. The candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected.
     The Board of Directors shall have authority to fix the compensation of Directors for their services and to authorize payment for expenses of attendance at meetings. A Director may also be a salaried officer or employee of the Corporation.

Section 2. Quorum for Directors' Meetings. A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors.
A Director who is present at a meeting shall be counted in determining the presence of a quorum even though a contract or transaction between the Corporation and such Director or another business in which such Director has a financial interest is authorized at the meeting.

Section 3. Directors' Consent in Lieu of Meeting. Any action which may be taken at a meeting of the Board of Directors or of any Committee thereof may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or the members of the Committee, as the case may be, and shall be filed with the Secretary of the Corporation. One (1) or more Directors may participate in a meeting of the Board of Directors or a Committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other. Participation by means of a conference telephone or similar communication equipment shall constitute presence in person at the meeting.

Section 4. Vacancies in Board of Directors. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled by a majority of the remaining members of the Board though less than a quorum, or by a sole remaining director, and each persons elected shall be a Director to serve for the balance of the unexpired term. When one or more directors resign from the Board effective at a future date, the directors then in office, including those who have resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

Section 5. Place of Meeting of Board of Directors. Meetings of the Board of Directors may be held at such place within Pennsylvania, or elsewhere, as the Board of Directors may from time to time appoint or as may be designated in the notice of the meeting.

Section 6. Organization Meeting of the Board of Directors. After the election of Directors by the shareholders, the newly elected Board may meet for the purpose of organization or otherwise:

     (a) Immediately following their election, or at such time and place as shall be fixed by vote of the shareholders at the Annual Meeting of Shareholders (and in either such case no notice of such meeting to the newly elected Directors shall be necessary in order legally to constitute the meeting, provided a majority of the whole Board shall be present); or

     (b) At such time and place as may be fixed by consent in writing of all the Directors.

Section 7. Regular Meeting of the Board of Directors. Regular Meetings of the Board of Directors shall be held at such time and place as shall be determined by a majority of the Board.

Section 8. Special Meetings of the Board of Directors. Special Meetings of the Board of Directors may be called by the President or Secretary on at least two (2) days' notice to each Director, either personally, by mail, by telecopy or by telegram, of the time and place of such Special Meeting. At the written request of two Directors, Special Meetings shall be called by the President or Secretary in like manner and on like notice.

Section 9. Adjournments of Meetings of Board of Directors. If a meeting of the Board of Directors is adjourned, it shall not be necessary to give any notice of the adjourned meetings or of the business to be transacted at an adjourned meetings or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which such adjournment is taken.

Section 10.  Powers of Board of Directors.

     A. Organization Meeting. At the first meeting of the Board of Directors in each year (at which a quorum shall be present) held next after the Annual Meeting of Shareholders, it shall be the duty of the Board of Directors to elect or appoint the officers of the Corporation.

     B. General Powers. The Board of Directors shall have all the power and authority granted by law to Directors except as may be specifically excepted by the Articles of Incorporation or by these By-Laws.

     C. Committees. The Board of Directors, by Resolution adopted by a majority of the Directors in office, establish one or more committees to consist of one or more Directors. Any committee, to extent provided in the resolution of the Board, shall have and may exercise all of the powers and authority of the Board except as limited by law. The Board of Directors may designate one or more directors as alternate members of any such Committee who may replace any absent or disqualified member at any Meeting of the Committee or for the purposes of any written action by the Committee. In the absence or disqualification of a member and alternative member or members or the Committee, the member or members of the Committee present at any meeting and not disqualified from voting, whether or not he, she, it or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member.

Section 11. Removal of Directors by Shareholders. The entire Board of Directors, or any individual Director, may be removed from office without assigning any cause by a vote of the shareholders entitled to elect Directors. In case the Board or any one or more Directors are so removed, new Directors may be elected at the same meeting. An individual Director shall not be removed (unless the entire Board is removed) from the Board in which shareholders are entitled to vote cumulatively for the Board if sufficient votes are cast against the resolution for his or her removal, which, if cumulatively voted at the election of the full Board, would be sufficient to elect one or more Directors of the Board.

Section 12. Liability Limitation. A Director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless he or she has breached the standards set forth in Title 15, Subsection 1712 of the Pennsylvania Consolidated Statutes relating to performance of a director's duties and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The foregoing limitation of liability shall be retroactive to the fullest extent permitted by law. This exemption from liability shall not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to local, State or Federal law. If the Pennsylvania Consolidated Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Pennsylvania Consolidated Statutes. Any repeal or modification of this section shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE IV- SHARE CERTIFICATES

Section 1. Share Certificates. The shares of the Corporation shall be represented by certificates. Every share certificate shall be executed by facsimile or otherwise, by the President or Vice President of the Corporation issuing the shares.

Section 2. Transfer of Share Certificates. The transfer of a share certificate and the share represented thereby shall be made on the books of the Corporation only by the registered owner thereof or by his or her attorney duly authorized in writing to make such transfer, and only upon surrender of such share certificate, which shall be cancelled at the time of transfer.

     The Corporation shall be entitled to treat the holder of record of any share certificate or certificates and the shares represented thereby as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share certificate or certificates and shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law or by the Articles of Incorporation.

Section 3. Lost Share Certificate. The holder of any certificate representing shares of stock of the Corporation shall immediately notice the Corporation of any mutilation, loss or destruction thereof, and the Board of Directors may, in its discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such holder upon the surrender of the mutilated certificate, or in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and deposit of indemnity by way of bond or otherwise in such form and amount and with such surety or sureties as the Board of Directors may require to indemnify the Corporation against loss or liability by reason of the issuance of such new certificate; but the Board may, in its discretion, refuse to issue such new certificates except upon the order of a court having jurisdiction in such matter.

ARTICLE V- FISCAL YEAR

Section 1. Fiscal Year. The fiscal year of the Corporation shall be established by the Board of Directors.

ARTICLE VI- OFFICERS

Section 1. Officers. The officers of the Corporation shall be a President, a Secretary and a Treasurer, all of whom shall be elected or appointed from time to time by the Board of Directors. The President and Secretary shall be natural persons of full age. The Treasurer may be a corporation, but if a natural person shall be of full age. The Board of Directors may also elect one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Treasurers, one or more Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries. Any number of offices may be held by the same person.

     The Board of Directors may at any time also elect or appoint such other officers, assistant officers and agents as it shall deem necessary and as the needs of the Corporation may require. Such other officers, assistant officers and agents shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors.

     The officers shall be elected each year at the Organization Meeting of the Board f Directors, but if not so elected, they, and any assistant officers or agents the Board of Directors shall desire to appoint, may be elected from time to time during the year. It shall not be necessary for any officer or agent of the Corporation to be a Director. Each officer shall hold office for a term of one year and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

Section 2. The President: Powers and Duties. The President shall have the ordinary duties of an executive officer having general supervision and direction of the affairs of a business corporation. He or she shall, when present, preside at all meetings of the shareholders, and, unless otherwise ordered by the Board of Directors, he or she shall execute in the name of the Corporation all contracts and other documents requiring the signature of the Corporation.
He or she shall also do and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

     Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the Corporation to attend and act and vote at any meeting of the shareholders of any corporation in which the Corporation may hold stock, and at any such meeting, he or she shall possess and may exercise any and all the rights and powers incident to the ownership of such stock which the Corporation, as the owner thereof, might have possessed and exercised if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or person.

Section 3. The Vice President: Powers and Duties. A Vice President or Vice Presidents shall be elected by the Board of Directors if the Board of Directors determines that such offices shall be created. The Vice President (or, if there be more than one, then each Vice President) shall have such powers and shall perform such duties as may from time to time be assigned to him or her or them by the Board of Directors. Unless otherwise ordered by the Board of Directors, the Vice President (or Vice Presidents in order of their numbered designations) shall, in the case of the death, resignation, absence or disability of the President, perform the duties of that officer until the return of the President or until the disability shall have been removed or a new President shall have been elected.

Section 4. Treasurer: Powers and Duties. The Treasurer shall have the custody of all the funds and securities of the Corporation which may come into his or her hands. When necessary or proper (unless otherwise ordered by the Board of Directors) he or she shall

     (a) endorse for collection on behalf of the Corporation checks, notes and other obligations, (b) deposit the same to the credit of the Corporation in such banks or depositories as the Board of Directors may designate and (c) sign all receipts and vouchers for payments made by the Corporation. He or she shall, at all reasonable times, exhibit his or her books and accounts to the Board of Directors of the Corporation upon the request of any Director, and he or she shall also, if so directed by the Board of Directors, annually prepare and submit to the Annual meeting of Shareholders a full statement of the assets and liabilities of the Corporation and of its transactions during the preceding year, and he or she shall have such other powers and shall perform such other duties as may be assigned to him or her from time to time by the Board of Directors. He or she shall give such bond for the faithful performance of his or her duties as may be required by the Board of Directors.

Section 5. Assistant-Treasurer: Powers and Duties. Each Assistant-Treasurer shall have such powers and perform such duties as may be assigned to him or her by the Board of Directors.

Section 6. Secretary: Powers and Duties. Unless otherwise ordered by the Board of Directors, the Secretary shall keep the minutes of all meetings of the shareholders and of the Board of Directors in proper books to be kept for such purpose and shall attend to the giving of all notices by the Corporation, including notices of meetings of shareholders and of the Board of Directors. He or she shall have charge of the share certificate books, transfer books, capital stock ledger and such other books and papers as the Board of Directors may direct. He or she shall in general perform all the duties incident to the office of Secretary and have such other powers and perform such other duties as may be assigned to him or her by the Board of Directors.

Section 7. Assistant-Secretary: Powers and Duties. Each Assistant-Secretary shall have such powers and perform such duties as may be assigned to him or her by the Board of Directors.

Section 8. Vacancies. The Board of Directors shall have power to fill any vacancies in any office occurring from whatever reason. Such power shall be exercised by a majority vote of the Directors in office at the time of such vacancy, although less than a quorum.

ARTICLE VII- INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. Right to Indemnification. Each person who was or is made a part or is threatened to be made a party to or is involved in any action, suit or proceeding (hereinafter a "proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action or suit by or in the right of the Corporation, by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as Director or officer, or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent and manner authorized or permitted by the laws of the Commonwealth of Pennsylvania, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and each person to whom this right to indemnification applies shall be a third party beneficiary of such right and shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by this Article. Such right shall include the right to be paid by the Corporation the expenses incurred in any such proceeding in advance of its final disposition; provided, however, that, if the laws of the Commonwealth of Pennsylvania require, the payment of such expenses incurred by a Director or officer in advance of the final disposition of a proceeding shall be made only upon delivery of the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees, agents or fiduciaries of the Corporation or to any person who is or was serving at the request of the Corporation or to any person who is or was serving at the request of the Corporation as an employee, agent or fiduciary of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, with the same or lesser scope and effect as set forth herein and in the other Sections of this Article. If and to the extent that the laws of the Commonwealth of Pennsylvania require that indemnification be provided in a given instance only if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had not reasonable cause to believe his or her conduct was unlawful, then termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful. Termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself be a determination by a court that the act or failure to act giving rise to a claim for indemnification constituted willful misconduct or recklessness.

Section 2. Denial of Right to Indemnification. Indemnification under Section 1 of this Article shall be made by the Corporation unless a determination is reasonably and promptly made that indemnification of a Director or officer is not proper in the circumstances because of ground for denying indemnification under this Article or under applicable law. Such determination may be made only
(i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such proceeding ("Disinterest Directors"), or
(ii) if such quorum is not obtainable, or even if obtainable, if a quorum of Disinterested Directors so direct, by independent legal counsel in a written opinion or (iii) by the shareholders.

Section 3. Expenses in Successful Defense. Notwithstanding any other provisions of this Article, to the extent that a Director or officer of the Corporation has been successful on a merits or otherwise in defense of any proceeding referred to in Section 1 of this Article or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

Section 4.  Right of Claimant to Bring Suit.  If a claim under Section 1 of this
Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the laws of the Commonwealth of Pennsylvania for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the laws of the Commonwealth of Pennsylvania, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 5. Non-Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-Law, agreements, vote of shareholders or Disinterested Directors or otherwise.

Section 6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee, agent or fiduciary of the Corporation or of another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of the Commonwealth of Pennsylvania.

Section 7.  Interpretation.  For purposes of this Article:

     (a) Reference to "the Corporation" shall upon written resolution of the Board of Directors of the Corporation include, in addition to the Corporation, any constituent corporation (including any constituted of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, shall for purposes of this Article be deemed to hold the same position in the Corporation as he or she held in such constituent corporation; and

     (b) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

Section 8. Amendment or Repeal. This Article may hereafter be amended or repealed; provided, however, that no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person who is or was a Director or officer to obtain indemnification or advancement of expenses with respect to a proceeding that pertains to or arises out of actions or omissions that occur prior to the effective date of such amendment or repeal, which date cannot be retroactive.

ARTICLE VIII- AMENDMENTS

Section 1. Amendment to By-Laws. The shareholders entitled to vote shall have the power, by a majority vote, to adopt, amend or repeal any provision of these By-Laws at any Annual or Special Meeting of Shareholders duly convened after notice to the shareholders of such purpose. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or summary of the changes to be effected thereby.

     The Board of Directors, by a majority vote of the members thereof, may to the extent permitted by law adopt, amend or repeal any provision of these By-Laws at any Regular or Special meeting of the Board of Directors, duly convened after notice to the Directors of such purpose, subject, however, to the power of the shareholders to change such action by a majority vote of the shareholders entitled to vote thereon at any Annual or Special Meeting of Shareholders duly convened after notice to the shareholders of such purpose in the form of notice as set forth above.

1-PR/1221523.1




Exhibit 5.1
                            GERALD A KAUFMAN
                             ATTORNEY AT LAW
                          33 WALT WHITMAN ROAD
                              SUITE 233
                   HUNTINGTON STATION, NEW YORK 11746
                                 ______
                        TELEPHONE (631)271-2055
                           FAX (631)271-2488

				February 4, 2002
Interactive Medicine, Inc.
2567 Avila Lane
Naples, Florida 34105

		Re: Registration Statement on Form SB-2

Ladies/Gentlemen:

I have acted as counsel for Interactive Medicine, Inc. (The "Company") in connection with the Registration Statement on Form SB-2 to be filed by the Company with the Securities Exchange Commission (the "Registration Statement") relating to 790,604 shares of Common Stock ("Shares") to be issued as a distribution to the shareholders of Modern Technology Corp.

In connection with the Registration Statement, I have examined such records and documents and have made such other examinations as I deemed relevant I have assumed the genuiness of all documents.

Based upon the above examination, I am of the opinion that the Shares to be issued pursuant to the Registration Statement are validly authorized and, when issued, will remain and be fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters". In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 or 11 of the Securities Act.

Sincerely yours,


Gerald A. Kaufman
GAK:jgc




Exhibit 10.1


                                Agreement

Agreement made this 19th day of March 2001 by and among Modern Technology Corp., a Nevada corporation (:MTC") with an address at POB 940007, Belle Harbor, N.Y. 11694 U.S.A. and Interactive Medicine, Inc. ("IMI") with an address at 2567 Avilla Lane, Naples, Florida 34105.

          WHEREAS, the above parties desire that MTC invest in MIM and that MTC distribute the shares of IMI it receives:

          WHEREAS, the parties desire to set forth their agreements and respective rights and obligations:

          NOW THEREFORE IT IS AGREED AS FOLLOWS:

     1. Corporation. IMI is a Pennsylvania corporation in good standing with a capitalization of 100,000,000 authorized shares no par value per share.

     2. Capitalization. (a) is capitalized with 100,000,000 authorized shares, which are common shares of no par value per share and will issue shares as follows:

                          (b) Initially, MTC will be issued 790,604 shares equal
to 5% of the shares to be outstanding. Presently IMI has 15,021,475 shares issued and outstanding.

     3. Consideration. MTC will receive its shares for agreeing to invest $100, 000, a portion of which funds are to be used to pay for costs of registering the shares MTC receives. MTC will pay the $100,000 within 30 days of the date hereof and IMI sill issue the shares (790,604) within 5 days of receipt of the funds.

     4. Additional Shares. In the event any additional shares are issued by IMI so that MTC will not own at least 5% of the outstanding shares prior to the time a registration and distribution are completed as per Paragraph 8, then MTC will be granted an option for a period of three years to buy shares equal in number to those issued at the same price offered to the new shareholders. At the time the registration statement is declared effective and the Corporation obtains public status, this option will expire.

     5. Management. (a) The initial board of directors shall consist of seven persons who shall be Stephen A. Rogers, Kenneth J. Adelberg, Roger Huggins, Linda Gunzburger, Robert C. Sergott, Christopher A. Williams and William Williams. MTC agrees to vote their shares for these persons as the board of directors for a three year period from date hereof or until the Corporation becomes a "public" company, whichever is earlier.



                      (b) Officers shall be nominated as follows:

          Stephen A. Rogers, President
          Roger Huggins, Secretary-Treasurer
          Robert C. Sergott, Chief Medical Officer
          Thomas J. Solimeo, Technical Support


     6. Business. The main purpose of IMI is to be an Internet related medical/communications company.

     7. Use of Funds. The parties agree that the $100,000 investment will be used to fund the cost of registration as follows: legal ($20,000 estimate), accounting ($20,000 estimated), transfer agent fees ($4000 estimated), miscellaneous $56,000. Any of the $100,000 not needed for registration fees will be used by IMI as per the judgment of the president of IMI. In the event expenses of registration exceed $100,000, MTC will reimburse IMI up to $50,000-to cover additional expenses. It is understood that legal work will be performed by Gerald A. Kaufman, accounting by Greenberg and Company and transfer agent, Jersey Transfer & Trust Company. It is agreed that Gerald A. Kaufman and Greenberg and Company will present engagement letters within 15 days of receipt of funds and the $20,000 estimated fees for Gerald A. Kaufman and Greenberg and Company each will be paid within 10 days of receipt of the engagement letters.

     8. Registration of Shares. It is the intention that the shares of IMI issued to MTC will be registered under the Securities Acts for distribution to shareholders of MTC and for trading. It is agreed that, at an appropriate time within a period of six months from the date hereof, IMI shall prepare and file a registration statement under the Securities Act of 1933 in order to distribute to MTC's shareholders, MTC's shareholdings in IMI on a pro rata basis.

     IMI agree to fully cooperate with MTC's lawyers and accountants in connection with the registration of the distribution.

Should the proposed registration statement for MTC's shares not be declared effective by the S.E.C. one year after its initial registration statement is filed, IMI has the option to withdraw the registration statement filed with the S.E.C. provided IMI reimburse MTC for all registration expenditures paid by MTC or IMI from the $100,000 investment. MTC will then be obligated to return any shares it owns in IMI to be voided.


IN WITNESS WHEREOF, the parties have signed this Agreement as of the day first written above.

                         Modern Technology Corp




                         By
                           ---------------------------
                           Arthur Seidenfeld, President




                         Interactive Medicine, Inc.




                         By
                           ---------------------------
                           Stephen Rogers, President








Exhibit 23.2


              Independent Auditors' Consent

We consent to the use in this Registration Statement of Interactive Medicine Inc on Form SB-2 of our report dated October 26, 2001 appearing in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.




Greenberg & Company CPA's LLC


Springfield, NJ
February 11, 2002